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Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

MUSICLAND STORES CORPORATION

at

$12.55 Net per Share

by

EN ACQUISITION CORP.

a direct wholly-owned subsidiary of

BEST BUY CO., INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 22, 2001, UNLESS THE OFFER IS EXTENDED.

   THIS OFFER IS BEING MADE IN ACCORDANCE WITH AN AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT"), DATED AS OF DECEMBER 6, 2000, BY AND AMONG MUSICLAND STORES CORPORATION, A DELAWARE CORPORATION ("MUSICLAND"), EN ACQUISITION CORP., A DELAWARE CORPORATION (THE "PURCHASER"), AND BEST BUY CO., INC., A MINNESOTA CORPORATION ("BEST BUY"). THE BOARD OF DIRECTORS OF MUSICLAND HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER, THE TOP-UP OPTION AGREEMENT (EACH AS DEFINED BELOW), AND THE PURCHASE OF SHARES (AS DEFINED BELOW) CONTEMPLATED BY THE OFFER AND THE TOP-UP OPTION AGREEMENT, AND HAS DETERMINED THAT THE OFFER DESCRIBED HEREIN IS IN THE BEST INTEREST OF MUSICLAND'S STOCKHOLDERS AND RECOMMENDS THAT ALL STOCKHOLDERS TENDER THEIR SHARES.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, $0.01 PAR VALUE, OF MUSICLAND, INCLUDING THE ASSOCIATED COMPANY RIGHTS (AS DEFINED HEREIN) (COLLECTIVELY, THE "SHARES") WHICH WOULD REPRESENT AT LEAST SIXTY-SEVEN PERCENT (67%) OF THE OUTSTANDING SHARES OF MUSICLAND ON A FULLY-DILUTED BASIS (THE "MINIMUM TENDER CONDITION") AND (2) THE EXPIRATION OR TERMINATION OF ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, BEFORE THE EXPIRATION DATE OF THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 14.

   THE OFFER IS NOT CONDITIONED UPON BEST BUY OR THE PURCHASER OBTAINING FINANCING.

IMPORTANT

   Any stockholder desiring to tender all or any portion of such stockholder's Musicland Shares should either: (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and (a) mail or deliver it, together with the certificate(s) evidencing the tendered Shares and any other required documents, to the Depositary named herein, or (b) tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3; or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Musicland Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender Shares so registered.

   A stockholder who desires to tender Musicland Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

   Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other Offer materials, may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

DECEMBER 21, 2000

TABLE OF CONTENTS

		Page
Summary Term Sheet		1
Introduction		7
The Offer		10
Section 1.	Terms of the Offer; Expiration Date	10
Section 2.	Acceptance for Payment and Payment for Shares	12
Section 3.	Procedure for Tendering Shares	13
Section 4.	Withdrawal Rights	16
Section 5.	Certain United States Tax Considerations	17
Section 6.	Price Range of Shares; Dividends	18
Section 7.	Effect of the Offer on the Market for the Shares, New York Stock Exchange Listing and Exchange Act Registration	19
Section 8.	Certain Information Concerning Musicland	20
Section 9.	Certain Information Concerning the Purchaser and Best Buy	22
Section 10.	Source and Amount of Funds	23
Section 11.	Background of the Offer; Contacts With Musicland	23
Section 12.	Purpose of the Offer; Plans For Musicland; Merger Agreement; Shareholder Support Agreements; Top-Up Option Agreement; Confidentiality Agreement; Employment and Consulting Agreements	26
Section 13.	Dividends and Distributions	46
Section 14.	Certain Conditions of the Offer	46
Section 15.	Certain Legal Matters and Regulatory Approvals	48
Section 16.	Fees and Expenses	52
Section 17.	Miscellaneous	53
Schedule I: Directors and Executive Officers of Best Buy and the Purchaser		I-1
Schedule II: Section 262 of the Delaware General Corporate Law Relating To the Rights Of Dissenting Musicland Stockholders		II-2

SUMMARY TERM SHEET

    EN Acquisition Corp. is offering to purchase all of the outstanding shares of common stock of Musicland Stores Corporation ("Musicland") for $12.55 per share in cash. Through a question and answer format, this Summary Term Sheet will explain to you, the stockholders of Musicland, the important terms of the proposed transaction. This explanation will assist you in deciding whether to tender your shares to EN Acquisition Corp. This Summary Term Sheet serves only as an introduction, and we urge you to carefully read the remainder of the Offer to Purchase and the accompanying Letter of Transmittal in order to fully educate yourself on the details of the proposed transaction. Cross-referenced text refers to sections within the Offer to Purchase, unless otherwise noted.

Who is offering to buy the common stock of Musicland?

  •
  Our name is EN Acquisition Corp. We are a Delaware corporation formed for the purpose of making this cash tender offer for your Musicland shares. We are a direct wholly-owned subsidiary of Best Buy Co., Inc., a Minnesota corporation ("Best Buy"), whose shares are listed on the New York Stock Exchange. Best Buy is the nation's leading specialty retailer of name-brand consumer electronics, personal computers, entertainment software and appliances. See "Introduction" to this Offer to Purchase and Section 9 ("Certain Information Concerning the Purchaser and Best Buy")

What are the classes and amounts of securities sought in the offer?

  •
  We are offering to purchase all of the outstanding shares of common stock of Musicland. See "Introduction" to this Offer to Purchase and Section 1 ("Terms of the Offer; Expiration Date").

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

  •
  We are offering to pay $12.55 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" to this Offer to Purchase.

What is the purpose of the tender offer?

  •
  The purpose of the tender offer is to enable Best Buy to acquire control of Musicland. If the tender offer is successful, we will be merged with and into Musicland and Musicland will become a direct wholly-owned subsidiary of Best Buy. See "Introduction" to this Offer to Purchase and Section 12 ("Purpose of the Offer; Plans for Musicland; Merger Agreement; Shareholder Support Agreement; Top-Up Option Agreement; Confidentiality Agreement; Employment and Consulting Agreements").

What does the Musicland Board of Directors think of the tender offer and merger?

  •
  On December 6, 2000, the Board of Directors of Musicland unanimously adopted resolutions determining that the offer, the merger, the merger agreement, and all other agreements relating to the tender offer and merger were fair to you and in your best interests.

  •
  Your Board of Directors recommends that you accept the offer and tender your shares.

  •
  See "Introduction" to this Offer to Purchase and Section 12 ("Purpose of the Offer; Plans for Musicland; Merger Agreement; Agreement; Top-Up Option Agreement; Confidentiality Agreement; Employment and Consulting Agreements").

What are the most significant conditions to the offer?

  •
  We are not obligated to purchase any shares that you validly tender unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents, in the aggregate, at least sixty-seven percent (67%) of the outstanding shares of Musicland on a fully-diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into voting shares of Musicland. We call this condition the "minimum tender condition."

  •
  We are also not obligated to purchase any shares which you validly tender if, among other things:

  •
  Musicland does not continue to operate its business according to ordinary and past practices;

  •
  there is a material adverse change in Musicland or its business; or

  •
  we have not received required approvals under United States antitrust laws.

  •
  We are also not obligated to purchase any shares you validly tender if any other conditions as set forth in Section 14 ("Certain Conditions to the Offer") and discussed in Section 1 ("Terms of the Offer; Expiration Date") are not satisfied or waived.

How long do I have to decide whether to tender in the offer?

  •
  Our offer to purchase your shares expires at 12:00 midnight, New York City time, on Monday, January 22, 2001. This is called the initial expiration date. See Section 1 ("Terms of the Offer; Expiration Date").

Can EN Acquisition Corp. extend the offer past this expiration date and under what circumstances?

  •
  Yes, we can extend the offer past the initial expiration date. If we choose to do so, you will be able to tender your shares until 12:00 midnight, New York City time, on the new expiration date.

  •
  Several terms, which were negotiated by the parties, define the circumstances in which we can extend the offer, including:

  •
  if any conditions to the offer have not been satisfied or waived, or

  •
  for any period that may be required to comply with a Securities and Exchange Commission ("SEC") rule or regulation.

  •
  Additionally, we may extend the offer for up to twenty (20) business days if all conditions are satisfied and stockholders have tendered less than ninety percent (90%) of the outstanding shares of common stock of Musicland.

  •
  After the expiration of the offer, we may provide for a "subsequent offering period" from three to twenty business days. A subsequent offering period is an additional period of time to solicit more shares which begins after we have purchased shares already tendered. We do not currently intend to include a subsequent offering period, although we reserve the right to do so.

  •
  See Section 1 ("Terms of the Offer; Expiration Date").

How will I be notified if the offer is extended?

  •
  We will announce an extension no later than 9:00 a.m., New York City time, on the business day after a scheduled expiration date by issuing a press release. See Section 1 ("Terms of the Offer; Expiration Date").

How do I accept your offer and tender my shares?

  •
  To tender your shares, you must deliver your share certificates, together with a completed letter of transmittal, to the depositary on or prior to the expiration date. If your shares are held by your broker in street name, you must instruct your broker to tender your shares on your behalf. In either case, Wells Fargo Bank Minnesota, N.A., as the depositary, must receive all required documents by the expiration date of the offer.

  •
  If you cannot get all of the documents or instruments that you are required to deliver to the depositary in time, you can still tender your shares by following the procedures for guaranteed delivery set forth in this document.

  •
  See Section 3 ("Procedure for Tendering Shares").

How do I get paid for my tendered shares?

  •
  We will pay for the shares accepted for payment by depositing the purchase price with Wells Fargo Bank Minnesota, N.A., who is the depositary in this offer. The depositary will act as your agent and will transmit to you the payment for all shares accepted for payment. See Section 2 ("Acceptance for Payment and Payment for Shares").

Until what time can I withdraw my previously tendered shares?

  •
  You can withdraw all or a portion of your tendered shares at any time on or prior to a scheduled expiration date. After the offer expires, the tender is irrevocable unless we have not accepted for payment your shares by February 18, 2001. After this date, you can withdraw your tendered shares until we accept them for payment. See Section 4 ("Withdrawal Rights").

  •
  If we provide for a subsequent offering period after the expiration of the offer, we must make a public announcement and promptly accept for payment those shares that were validly tendered before the expiration. You will not have a right to withdraw your shares during the subsequent offering period. See Section 1 ("Terms of the Offer; Expiration Date").

How do I withdraw previously tendered shares?

  •
  To withdraw your shares, you must deliver written, telegraphic or facsimile transmission notice of withdrawal to the depositary that specifies your name, address and taxpayer identification number, the number of shares being withdrawn, and the name of the registered holder of the shares, if different from the person who tendered the shares. See Section 4 ("Withdrawal Rights").

What are the tax consequences of the sale of my Musicland shares to EN Acquisition Corp.?

  •
  The sale of shares to us is a taxable transaction for federal, and possibly state, income tax purposes. In general, you will recognize gain or loss equal to the difference between the tax basis of your shares and the amount of cash that you receive from us for the shares. You will generally recognize the gain or loss in the year in which you actually get paid for your shares.

  •
  We encourage you to consult with your own tax advisor about the particular effect the tender will have on you.

  •
  See Section 5 ("Certain United States Tax Considerations").

What is the market value of my shares as of a recent date?

  •
  On December 5, 2000, the last full trading day before we signed the Merger Agreement, the closing price per share of Musicland common stock on the New York Stock Exchange was $8.00. On December 6, 2000, the last full trading day before we announced the offer, the New York Stock Exchange halted trading in Musicland stock due to unusual market activity. On the same day, Musicland issued a press release that it was in discussions with a third party regarding a possible business combination, without naming Best Buy. The closing price per share of Musicland common stock on the New York Stock Exchange on that day was $10.25. On December 20, 2000, the last full trading day before we commenced the offer, the closing price per share of Musicland common stock on the New York Stock Exchange was $12.1875.

  •
  We encourage you to obtain a current market quotation for your shares before deciding whether to tender your shares.

  •
  See Section 6 ("Price Range of Shares; Dividends").

What is the total amount of funds that EN Acquisition Corp. will require to consummate the proposed transaction?

  •
  We estimate that we will require approximately $425 million to consummate the tender offer and merger. This amount excludes the fees and expenses we will have to pay in connection with the tender offer and the merger. This amount also excludes certain debt of Musicland in the aggregate amount of approximately $260 million for which we will ultimately be responsible. See Section 10 ("Source and Amount of Funds").

Does EN Acquisition Corp. have the financial resources to make payment?

  •
  Yes, we will obtain all necessary funds through capital contributions or advances by Best Buy. Best Buy has sufficient funds to fully fund the offer and the subsequent merger. See Section 10 ("Source and Amount of Funds").

Is EN Acquisition Corp.'s financial condition relevant to my decision on whether to tender my shares in the offer?

  •
  We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because the offer consists solely of cash, the offer is not subject to any financing condition, Best Buy has adequate cash available, Best Buy is a public reporting company that files reports electronically on EDGAR, and the offer is for all outstanding shares of Musicland's common stock.

Have any stockholders or any directors and officers of Musicland already agreed to tender their shares?

  •
  Yes, stockholders holding shares representing approximately 34% of the outstanding shares of common stock of Musicland have entered into Shareholder Support Agreements in which each has agreed to tender all of his or her shares in the offer. These stockholders include most of the directors and certain executive officers of Musicland.

  •
  See "Introduction" to this Offer to Purchase and Section 12 ("Purpose of the Offer; Plans for Musicland; Merger Agreement; Shareholder Support Agreement; Top-Up Option Agreement; Confidentiality Agreement; Employment and Consulting Agreements").

If the tender offer is completed, what will happen to Musicland after the offer?

  •
  If the offer is consummated, provided certain conditions are met, EN Acquisition Corp. will be merged into Musicland. As a result of the merger, Musicland will become a wholly-owned subsidiary of Best Buy. If at least 90% of the Musicland shares are tendered in the offer, we will be able to complete the merger without a vote of Musicland's stockholders. We will vote all Musicland shares we acquire in the tender offer in favor of the merger.

  •
  See "Introduction" to this Offer to Purchase and Section 12 ("Purpose of the Offer; Plans for Musicland; Merger Agreement; Shareholder Support Agreement; Top-Up Option Agreement; Confidentiality Agreement; Employment and Consulting Agreements").

If the tender offer is completed, will Musicland continue as a public company?

  •
  If the tender offer is completed, we expect to consummate the merger. If the merger takes place, Musicland will no longer be publicly owned or traded on the New York Stock Exchange, and will cease making filings with the SEC.

  •
  Even if for some reason the merger does not take place, if we purchase all shares that were tendered, there may be so few remaining stockholders of publicly held shares that Musicland will no longer be eligible to be traded on the New York Stock Exchange; there may not be a public trading market for Musicland common stock; and Musicland may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See Section 7 ("Effect of the Offer on the Market for the Shares, New York Stock Exchange Listing and Exchange Act Registration").

If I decide not to tender but the tender offer is successful, what will happen to my shares?

  •
  If the tender offer is successful and the subsequent merger occurs, stockholders who do not tender will receive the same amount of cash per share that they would have received if they had tendered, subject to any rights of appraisal which they properly exercise under Delaware law. Therefore, if you do not tender and do not exercise appraisal rights, and if the merger occurs, the only difference to you between tendering in the offer and not tendering is that if you do not tender you will receive payment LATER without any interest.

  •
  See Section 7 ("Effect of the Offer on the Market for the Shares, New York Stock Exchange Listing and Exchange Act Registration") and Section 15 ("Certain Legal Matters and Regulatory Approvals").

Will I have appraisal rights?

  •
  No appraisal rights are available in connection with the tender offer.

  •
  However, if you choose not to tender your shares in the offer, and the merger is consummated, you have certain rights under Delaware law to demand appraisal of your shares. You must comply with the required statutory procedures to exercise your appraisal rights. Stockholders asserting appraisal rights who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares

    (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the shares could be based upon factors other than, or in addition to, the price per share to be paid in the merger or the market value of the shares. The value so determined could be more or less than the price per share to be paid in the merger. See Section 15 ("Certain Legal Matters and Regulatory Approvals") and Schedule II to this Offer to Purchase for a more complete description and the complete text of the Delaware appraisal rights statute.

Who can I talk to if I have questions about the tender offer?

  •
  Stockholders can call Beacon Hill Partners, Inc. at (800) 755-5001. Beacon Hill Partners, Inc. is acting as the information agent for the tender offer. Stockholders can also call Goldman, Sachs & Co. at (800) 323-5678. Goldman, Sachs & Co. is acting as the dealer manager for the tender offer. See back cover of this Offer to Purchase.

TO: The Holders of Common Stock of Musicland Stores Corporation:

INTRODUCTION

    EN Acquisition Corp., a Delaware corporation (the "Purchaser") and a direct wholly-owned subsidiary of Best Buy Co., Inc., a Minnesota corporation ("Best Buy"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share, and the associated Company Rights (as defined below) (collectively, the "Shares"), of Musicland Stores Corporation, a Delaware corporation ("Musicland"), at a purchase price of $12.55 per Share (such price being referred to herein as the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the "Offer").

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 6, 2000 (the "Merger Agreement"), by and among Musicland, Best Buy and the Purchaser. The Merger Agreement provides, among other things, that no later than the second business day after the consummation of the Offer and satisfaction or, to the extent permitted under the Merger Agreement, waiver, of all conditions to the Merger, and in accordance with the applicable provisions of the Delaware General Corporation Law ("DGCL"), the Purchaser will be merged with and into Musicland (the "Merger"). Upon consummation of the Merger, Musicland will be the surviving corporation and a direct wholly-owned subsidiary of Best Buy. In the Merger, each outstanding Share (other than Shares held by the Purchaser or Best Buy, treasury Shares, which will be cancelled, and Shares held by stockholders, if any, who properly exercise appraisal rights) will be converted into and represent the right to receive $12.55 in cash, without interest (the "Merger Consideration"). The Merger and the Merger Agreement are more fully described in Section 12, which also contains a discussion of the treatment of stock options.

    The Board of Directors of Musicland (the "Board of Directors" or the "Board") has unanimously approved the Offer, the Merger, and the purchase of Shares by the Purchaser contemplated by the Offer and the Top-Up Option Agreement and has determined that the terms of the Offer and the Merger (including the Offer Price of $12.55 per Share in cash) are in the best interest of Musicland's stockholders, and recommends that all stockholders accept the Offer and tender their shares pursuant to the Offer.

    Donaldson Lufkin & Jenrette Securities Corporation, Musicland's financial advisor ("DLJ"), has delivered to Musicland's Board of Directors its written opinion dated December 6, 2000, to the effect that, as of such date and based upon and subject to the matters stated in such opinion, the $12.55 per Share cash consideration to be received by holders of Shares in the Offer and the Merger was fair, from a financial point of view, to such holders. The full text of DLJ's written opinion is included as an annex to Musicland's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is being mailed to stockholders concurrently herewith. Stockholders are urged to read the full text of such opinion carefully in its entirety.

    The Offer is conditioned upon, among other things, there having been validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares which would represent at least sixty-seven percent (67%) of the total number of outstanding Shares on a fully-diluted basis (i.e., after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into voting securities, other than shares issuable (i) pursuant to rights ("Company Rights") issued under the Amended and Restated Rights Agreement, dated as of March 13, 2000, between Musicland and Wells Fargo Bank Minnesota, N.A., as amended December 6, 2000 (the "Musicland Rights Plan") or (ii) pursuant to the Top-Up Stock Option) (the "Minimum Tender Condition"). Other conditions to the Offer are described in Section 14.

    In order to induce Best Buy and the Purchaser to enter into the Merger Agreement, certain stockholders of Musicland (the "Significant Stockholders"), consisting of most of its directors, certain executive officers and two separate stockholders have entered into Shareholder Support Agreements, dated as of December 6, 2000 (each, a "Shareholder Support Agreement") with Best Buy and the Purchaser. Pursuant to these agreements, the Significant Stockholders have (i) agreed to tender and sell their Shares to the Purchaser pursuant to the Offer, (ii) agreed to vote such shares in favor of the Merger and Merger Agreement and against any acquisition proposal other than the Merger and (iii) granted to Best Buy and certain officers of Best Buy an irrevocable proxy to vote such Shares in favor of the transactions contemplated by the Merger Agreement. The Significant Stockholders own in the aggregate 10,956,784, or approximately 34%, of the currently issued and outstanding Shares.

    Musicland has informed the Purchaser that as of December 5, 2000, there were 32,125,155 Shares issued and outstanding, 4,658,777 Shares of common stock reserved for issuance under Musicland's outstanding stock options, and no other stock of Musicland is outstanding or committed to be issued, other than Shares (the number of which cannot yet be determined but is not expected to be material) to be issued on or about December 29, 2000 to two directors who have elected to take restricted stock award grants in lieu of 2000 Board meeting fees. Based on this information, on a fully-diluted basis, the Purchaser believes that the Minimum Tender Condition will be satisfied if the Purchaser acquires at least 24,645,234 Shares in the Offer, 10,956,784 Shares of which will be tendered by the Significant Stockholders pursuant to the Shareholder Support Agreements. Best Buy owns one (1) share of Musicland's common stock. However, assuming outstanding Musicland stock options are, pursuant to the Merger Agreement, converted to cash or assumed by Best Buy, rather than exercised and tendered, and assuming the tender of Shares owned by the Significant Stockholders, the Purchaser believes the Minimum Tender Condition will be satisfied if it acquires 10,567,069 Shares.

    To further induce Best Buy and the Purchaser to enter into the Merger Agreement, Musicland entered into a stock option agreement (the "Top-Up Option Agreement") with the Purchaser. Pursuant to the Top-Up Option Agreement, Musicland granted to the Purchaser an irrevocable option (the "Top-Up Stock Option") to purchase that number of Shares (the "Top-Up Option Shares") equal to the number of Shares that, when added to the number of Shares owned by the Purchaser and Best Buy immediately following consummation of the Offer, will constitute ninety percent (90%) of the Shares then outstanding (assuming the issuance of the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Merger Consideration, subject to the terms and conditions set forth in the Top-Up Option Agreement, including, without limitation, that the Top-Up Stock Option would not be exercisable if the number of Shares subject thereto exceeds the number of authorized Shares available for issuance. If the Top-Up Stock Option is exercised by the Purchaser and results in the Purchaser and Best Buy owning ninety percent (90%) or more of the Shares then outstanding, the Purchaser will be able to effect a short-form merger under DGCL. For a description of the Top-Up Option Agreement, see Section 12.

    The purpose of the Offer, the Merger and the Merger Agreement is to enable Best Buy to acquire control of, and the entire equity interest in, Musicland. The Merger Agreement provides that, promptly following the purchase of and payment for a number of Shares that satisfies the Minimum Tender Condition pursuant to the Offer, and from time to time thereafter, Best Buy will be entitled to designate to the Board of Directors of Musicland up to such number of directors as will give Best Buy representation on the Board equal to the product of (i) the total number of directors on the Board, and (ii) the percentage that the number of Shares owned by the Purchaser and its affiliates bears to the total number of outstanding Shares. However, until the time the Merger becomes effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later time thereafter as is provided in the Certificate of Merger (the "Effective Time"), there shall be at least three directors on Musicland's Board of Directors who were non-management directors on the date of the Merger Agreement or who were subsequently elected upon the recommendation of such directors (the "Continuing Directors"). Musicland will also use its best efforts to cause persons designated by Best Buy to constitute the same percentage as is on the entire Board to be on (i) each committee of the Board (some of whom may be required to be independent as required by applicable law or rules of the New York Stock Exchange), (ii) the board of directors of each Musicland subsidiary, and (iii) each committee of such board, to the extent permitted by applicable law. In the Merger Agreement, Musicland, subject to certain limitations (see Section 12), has agreed to take all action necessary to cause Best Buy's designees to be elected or appointed as directors of Musicland, including increasing the size of the Board or securing the resignation of incumbent directors or both. The Merger Agreement also provides that certain Musicland actions prior to the Effective Time must be approved by the Continuing Directors. See Section 12.

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required by DGCL, the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of Musicland. See Section 12, Section 14 and Section 15. Under Musicland's Certificate of Incorporation and DGCL, the holders of Shares have one vote for each Share owned of record. Under Musicland's Certificate of Incorporation, a sixty-seven percent (67%) vote of then outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if the Minimum Tender Condition is satisfied, the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholders.

    If the Purchaser acquires, pursuant to the Offer, by exercising the Top-Up Stock Option or otherwise, at least ninety percent (90%) of the then outstanding Shares, the Purchaser will be able to consummate the Merger without a vote of Musicland's stockholders. If, however, the Purchaser does not acquire at least ninety percent (90%) of the then outstanding Shares pursuant to the Offer or otherwise, and a vote of Musicland's stockholders is required under DGCL, a longer period of time will be required to effect the Merger. See Section 12 and Section 15.

    Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fee. The Purchaser will pay all fees and expenses of Wells Fargo Bank Minnesota, N.A., as depositary (the "Depositary"), Beacon Hill Partners, Inc., as information agent (the "Information Agent") and Goldman, Sachs & Co. as dealer manager (the "Dealer Manager"), incurred in connection with the Offer. See Section 16.

    This Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE OFFER

Section 1. Terms of the Offer; Expiration Date.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will, and Best Buy will cause it to, accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date, and not properly withdrawn as permitted by Section 4 below. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, January 22, 2001 (the "Initial Expiration Date"), unless and until the Purchaser, in accordance with this Offer to Purchase and the Merger Agreement, extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Tender Condition. The Offer is also subject to conditions related to United States antitrust laws and the other conditions set forth in Section 14 below. The Purchaser reserves the right (but is not obligated), subject to the terms of the Merger Agreement and whether or not any Shares have theretofore been accepted for payment, to waive any of the conditions of the Offer and to make any change in the terms or conditions of the Offer in its sole discretion. If by the Initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement as explained below, the Purchaser may elect to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all of the unsatisfied conditions (other than, without the written consent of Musicland, the Minimum Tender Condition) and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or (iii) extend the Offer as provided below.

    The Purchaser may not make any change to the Offer without the prior written consent of Musicland, that (i) reduces the price per share of the Shares payable in the Offer, (ii) changes the form of consideration payable in the Offer, (iii) reduces the number of Shares sought pursuant to the Offer, (iv) modifies the conditions of the Offer in a manner adverse to holders of the Shares, (v) imposes additional conditions to the Offer, (vi) waives or amends the Minimum Tender Condition or (vii) amends any other term of the Offer in any manner adverse to holders of the Shares.

    If at any scheduled Expiration Date, any conditions to the Purchaser's obligation to purchase Shares are not satisfied or earlier waived, the Purchaser may extend the Offer beyond the scheduled Expiration Date if the Purchaser reasonably believes such conditions may be satisfied prior to May 31, 2001. Any such extensions shall be in increments of not more than 10 business days each, not to exceed the earlier of the satisfaction or waiver of such conditions or the termination of the Merger Agreement. In addition, if at the scheduled Expiration Date, the conditions to the Offer have been satisfied or earlier waived, but there have been validly tendered and not withdrawn less than ninety percent (90%) of the number of Shares, the Purchaser may extend the Offer for one (1) or more periods of no more than three (3) business days each, not to exceed twenty (20) business days in the aggregate. Further, if at the scheduled Expiration Date any of the conditions to the Offer have not been satisfied or earlier waived but, in the reasonable belief of Musicland, may be satisfied prior to May 31, 2001, Best Buy shall cause the Purchaser to extend the Offer, if requested by Musicland to do so, one or more times for an additional period or periods of time until the earlier of (i) the date such conditions are satisfied or earlier waived, (ii) the date twenty (20) business days after the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") has expired or been terminated or (iii) the Merger Agreement is terminated in accordance with its terms.

    In addition to the Purchaser's rights and obligations to extend and amend the Offer subject to the provisions of the Merger Agreement, the Purchaser (i) will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for, and may delay the acceptance for payment of, or payment for, any tendered Shares, and (ii) may terminate the Offer or amend the Offer as to any Shares not then paid for, if any of the conditions specified in Section 14 exists or has not been satisfied. The Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act, requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer, and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares if any of the conditions specified in Section 14 exists or has not been satisfied without extending the period of time during which the Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, with any announcement of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Except as provided by applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

    If the Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, the Purchaser increases or, with Musicland's consent, decreases the consideration offered pursuant to the Offer, or, with Musicland's consent, decreases the percentage of Shares sought in the Offer, and the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    Under no circumstances will interest on the purchase price for Shares be paid, regardless of any extension of the Offer or any delay in making such payment. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain tendered pursuant to the Offer, subject to the rights of a tendering stockholder to withdraw the tendered Shares. See Section 4.

    Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser may provide a subsequent offering period of from three business days to twenty business days in length following the expiration of the Offer on the Expiration Date (the "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not previously tendered into the Offer. A Subsequent Offering Period, if one is included, is not an extension of the Offer which already will have been completed.

    The Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial twenty business days period of the Offer has expired; (ii) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent

Offering Period as in the Offer; (iii) the Purchaser accepts and promptly pays for all securities tendered during the Offer prior to its expiration; (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period; and (v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period.

    The Purchaser does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion. The same Offer Price will be paid to stockholders tendering Shares in the Offer and in a Subsequent Offering Period, if one is included.

    Musicland has provided the Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on Musicland's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

Section 2. Acceptance for Payment and Payment for Shares.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date promptly after the Expiration Date provided that the conditions of the Offer set forth in Section 14 have been satisfied or waived prior to the Expiration Date. In addition, subject to applicable rules of the SEC, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15. If there is a Subsequent Offering Period, all Shares tendered during the Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting those payments to stockholders whose Shares have been accepted for payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates"), or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3.

    The term "Agent's Message" means a message from the Book-Entry Transfer Facility transmitted to, and received by, the Depositary forming a part of a Book-Entry Confirmation, which states that (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the

Book-Entry Confirmation, (ii) the participant has received and agrees to be bound by the terms of the Letter of Transmittal and (iii) the Purchaser may enforce such agreement against the participant.

    If for any reason whatsoever acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares, and those Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to exercise and duly exercises withdrawal rights as described in Section 4, subject, however, to the Purchaser's obligation under Rule 14e-1(c) under the Exchange Act to pay for Shares tendered or return those Shares promptly after termination or withdrawal of the Offer. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser by reason of any delay in making such payment.

    If, prior to the Expiration Date, the Purchaser increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, even if those Shares were tendered prior to the increase in consideration.

    The Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more corporations directly or indirectly wholly-owned by the Purchaser, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser or Best Buy of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering stockholder, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

Section 3. Procedure for Tendering Shares.

    Valid Tender.  Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer:

    (i)  the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (a) Share Certificates evidencing tendered Shares must be received by the Depositary at such address, or (b) the Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date; or

    (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each delivery.

    Book-Entry Transfer.  The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry

Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's transfer procedures. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    Signature Guarantees.  No signature guarantee is required for shares tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. All other tenders of Shares must have the signatures on the Letters of Transmittal guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person other than the person who signs the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as provided above. See Instructions 1 and 5 of the Letter of Transmittal.

    Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available, time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or a stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, then such stockholder's Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

    (i)  the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary as provided below on or prior to the Expiration Date; and

    (iii) the Share Certificates evidencing all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available), (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of tendered Shares are received in the Depositary's account at the Book-Entry Transfer Facility.

    The method of delivery of Share Certificates and all other required documents, including through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    Other Requirements.  The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder is the owner of the Shares within the meaning of Rule 14e-4 promulgated under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 and (iii) such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, Best Buy, any of their affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    Appointment as Proxy.  By executing a Letter of Transmittal, a tendering stockholder irrevocably appoints the Purchaser, its officers and its designees, and each of them, as the stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other shares or other securities issued or issuable in respect of the Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective if, when and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to the Shares (and such other shares and securities) will, without further action, be revoked, and no subsequent powers of attorney, proxies or written consents may be given or executed (and if given or executed will not be deemed effective with respect thereto by the stockholder). The Purchaser, its officers and its designees will, with respect to the Shares (and such other shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of the stockholder as they in their sole discretion may deem proper at any annual or special meeting of Musicland's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders or acting by written consent without a meeting.

    Backup Federal Income Tax Withholding and Substitute Form W-9.  Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer to the extent not previously provided must provide the payer of such cash with the stockholder's correct Taxpayer Identification Number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that the stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Non-corporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status (a copy of which may be obtained from the Depositary), in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

Section 4. Withdrawal Rights.

    Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 18, 2001. If the Offer expires and the Purchaser chooses to provide for a Subsequent Offering Period thereafter, and all the conditions to the Offer have been met, the Purchaser must pay for all Shares already tendered and immediately accept and pay for all Shares tendered during the Subsequent Offering Period, and there will be no withdrawal rights during the Subsequent Offering Period.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, the notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date, or during a Subsequent Offering Period (if available), by following one of the procedures described in Section 3 hereof.

Section 5.  Certain United States Tax Considerations.

    The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders of Musicland whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Musicland. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders of Musicland in whose hands Shares are capital assets within the meaning of Section 1221 of the Code and who do not own directly or through attribution 50% or more of the stock of the Purchaser. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any stockholder of Musicland who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

    Because individual circumstances may differ, each stockholder should consult his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger, on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

    The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder's capital losses.

    A stockholder whose Shares are purchased in the Offer may be subject to 31% backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3.

Section 6.  Price Range of Shares; Dividends.

    Musicland's Shares are traded on the New York Stock Exchange ("NYSE") under the symbol "MLG". The following table sets forth, for the periods indicated, the high and low sale prices per Share as reported in Musicland's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Musicland 10-K") with respect to the fiscal years ended December 31, 1998 and 1999, and thereafter in published financial sources and do not include commissions.

	High	Low
Fiscal Year Ended December 31, 1998
First Quarter	$12.0625	$6.500
Second Quarter	15.1250	9.8750
Third Quarter	16.1875	9.1250
Fourth Quarter	18.0000	8.5000
Fiscal Year Ended December 31, 1999
First Quarter	$15.2500	$8.7500
Second Quarter	12.0625	8.3750
Third Quarter	11.1875	8.5000
Fourth Quarter	9.5625	6.7500
Current Fiscal Year Ending December 31, 2000
First Quarter	$8.5000	$5.8750
Second Quarter	8.7500	5.8750
Third Quarter	8.1250	6.8750
Fourth Quarter (Through December 20)	6.0000	12.4375

    On December 5, 2000, the last full trading day before we signed the Merger Agreement, the closing price per share of Musicland common stock on the New York Stock Exchange was $8.00. On December 6, 2000, the last full trading day before we announced the offer, the New York Stock Exchange halted trading in Musicland stock due to unusual market activity. On the same day, Musicland issued a press release that it was in talks with a third party regarding a possible business combination, without naming Best Buy. The closing price per share of Musicland common stock on the New York Stock Exchange on that day was $10.25. On December 20, 2000 the last full day of trading prior to commencement of the Offer, the reported closing sales price per Share on the NYSE was $12.1875. Stockholders are urged to obtain a current market quotation for the Shares.

    According to the Musicland 10-K, Musicland has never paid cash dividends on its capital stock and has no plans to pay cash dividends in the future. The current policy of Musicland's Board of Directors is to reinvest in the business of Musicland. The terms of Musicland's indentures for the

9% and 9 7/8% senior subordinated notes restrict the amount of cash dividends that may be paid. Pursuant to the Merger Agreement, Musicland is not permitted to declare or pay any dividends on or make any other distributions in respect of any of its capital stock.

Section 7.  Effect of the Offer on the Market for the Shares, New York Stock Exchange Listing and Exchange Act Registration.

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

    NYSE Quotation.  The Shares are traded through the NYSE. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted from the exchange. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, (i) the number of publicly-held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 600,000, (ii) there were less than 1,200 holders of at least 100 shares and the average monthly trading volume is less than 100,000 shares (for most recent 12 months) or (iii) total global market capitalization is less than $50 million and total shareholder equity is less than $50 million. Musicland has advised that, as of December 5, 2000, there were 32,125,155 Shares outstanding, 4,585,350 Shares held in Musicland's treasury, and approximately 470 record holders of such Shares. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected.

    If the NYSE were to delist the Shares (which the Purchaser intends to cause Musicland to seek if it acquires control of Musicland and the Shares no longer meet the NYSE listing requirements), it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

    Exchange Act Registration.  The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by Musicland to the SEC if the Shares are not listed on a 'national securities exchange' and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Musicland to its stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), no longer applicable to Musicland. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions would no longer be applicable to Musicland. Furthermore, the ability of 'affiliates' of Musicland and persons holding 'restricted securities' of Musicland to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If, as a result of the purchase of Shares pursuant to the Offer or the Merger, Musicland is no longer required to maintain registration of the Shares under the Exchange Act, the Purchaser intends to cause Musicland to apply for termination of such registration.

    Margin Regulations.  The Shares are currently 'margin securities' under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly-held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute 'margin securities' for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act is terminated, the Shares will no longer constitute 'margin securities.'

Section 8.  Certain Information Concerning Musicland.

    General.  Musicland is a Delaware corporation with its headquarters located at 10400 Yellow Circle Drive, Minnetonka, MN 55343. According to the Musicland 10-K, Musicland is the leading specialty retailer of home entertainment products in the United States and is one of the largest national full-media retailers of music, video, books, computer software, video games and other entertainment related products.

    Financial Information.  The following selected consolidated financial data relating to Musicland and its subsidiaries has been taken or derived from the audited financial statements contained in the Musicland 10-K and the unaudited financial statements contained in Musicland's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (the "Musicland 10-Q"). More comprehensive financial information is included in the Musicland 10-K and the Musicland 10-Q and the other documents filed by Musicland with the SEC. The financial data set forth below is qualified in its entirety by reference to such reports and other documents including the financial statements (and the notes thereto) contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth below.

Musicland Stores Corporation
Selected Consolidated Financial Data
(In thousands, except per share amounts)

	Nine Months Ended September 30, 2000	Year Ended December 31, 1999	Year Ended December 31, 1998
	(unaudited)
Consolidated Statements of Earnings:
Sales	$1,207,700	$1,891,828	$1,846,882
Cost of sales	749,712	1,200,993	1,190,582

Gross profit	457,988	690,835	656,300
Selling, general and administrative expenses	404,457	543,518	532,018
Depreciation and amortization	32,894	41,276	39,471

Operating income	20,637	106,041	84,811
Interest expense	14,374	22,661	30,478

Earnings before income taxes	6,263	83,380	54,333
Income taxes	2,443	25,000	16,300

Net earnings	$3,820	$58,380	$38,033

Basic earnings per common share	$0.12	$1.65	$1.10

Diluted earnings per common share	$0.12	$1.60	$1.04

Balance Sheet Data (at end of period):
Total current assets	$519,390	$816,947	$730,123
Property, net	248,547	236,550	233,424

Total assets	778,989	1,063,574	973,640
Long-term debt	258,515	258,950	258,871
Total liabilities and stockholders' equity	$778,989	$1,063,574	$973,640

    Except as otherwise set forth in this Offer to Purchase, the information concerning Musicland contained herein has been furnished by Musicland or has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although neither the Purchaser nor Best Buy has any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither the Purchaser nor Best Buy takes any responsibility for the accuracy, validity or completeness of the information contained in such reports and other documents or for any failure by Musicland to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to the Purchaser or Best Buy.

    Available Information.  The Shares are registered under the Exchange Act. Accordingly, Musicland is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning

1-800-SEC-0330. Musicland's filings are also available to the public on the SEC's website www.sec.gov. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material should also be available for inspection at the offices of the NYSE located at 11 Wall Street, New York, NY 10005.

Section 9.  Certain Information Concerning the Purchaser and Best Buy.

    General.  The Purchaser, a newly incorporated Delaware corporation and a direct wholly-owned subsidiary of Best Buy, was organized in connection with the Offer and has not carried on any activities to date other than in connection with the Offer and the Merger Agreement. Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or will engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger Agreement. Because the Purchaser is a newly formed corporation and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available. The principal executive office of the Purchaser is located at 7075 Flying Cloud Drive, Eden Prairie, MN 55344, and the telephone number at such office is (952) 947-2000. All outstanding shares of common stock of the Purchaser are owned by Best Buy.

    Best Buy is a Minnesota corporation with principal executive offices located at 7075 Flying Cloud Drive, Eden Prairie, MN 55344, and the telephone number at such office is (952) 947-2000. The principal business of Best Buy is the retail sale of name-brand consumer electronics, personal computers, entertainment software and appliances.

    Financial Information.  Because the only consideration in the Offer and the Merger is cash, and in view of the relatively small amount of consideration payable in relation to the financial capability of Best Buy and its affiliates, the Purchaser believes the financial condition of Best Buy, the Purchaser and their affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer. However, consolidated financial statements (including notes thereto) of Best Buy are contained in Best Buy's Annual Report for the year ended February 26, 2000 and in Best Buy's Quarterly Reports for the quarters ended May 27, 2000 and August 26, 2000. Such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth below.

    Available Information.  Best Buy is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Best Buy's filings are also available to the public on the SEC's website www.sec.gov. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Pursuant to Rule 14d-3 under the Exchange Act, Best Buy and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, can be inspected and copied as set forth above. In addition, such material should also be available for inspection at the offices of the NYSE located at 11 Wall Street, New York, NY 10005.

    The name, business address, present principal occupation or employment, five-year employment history and citizenship of each of the directors and executive officers of the Purchaser and Best Buy are set forth in Schedule I hereto.

    Except as described in this Offer to Purchase, none of the Purchaser, Best Buy or, to the best of their knowledge, any of the persons listed on Schedule I or any associate or wholly-owned or majority-owned subsidiary of the Purchaser, Best Buy or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares. None of the Purchaser, Best Buy, or, to the best of their knowledge, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past sixty (60) days. Best Buy owns one (1) Share of Musicland's common stock. Directors and officers of Best Buy and the Purchaser collectively own 500 Shares.

    Except as set forth in this Offer to Purchase, none of the Purchaser, Best Buy, or, to the best of their knowledge, any of the persons listed on Schedule I, has had any business relationships or transactions with Musicland or any of its executive officers, directors or affiliates that are required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any of Best Buy, the Purchaser or, to the best knowledge of the Purchaser and Best Buy, any of the persons listed on Schedule I, on the one hand, and Musicland or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

    Except as described in this Offer to Purchase, during the last five years, none of the Purchaser, Best Buy or, to the best knowledge of the Purchaser and Best Buy, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws.

Section 10.  Source and Amount of Funds.

    The total amount of funds required by the Purchaser and Best Buy to purchase all of the outstanding Shares of Musicland, and to cash out all In the Money Options, is approximately $425 million. The total amount of funds required by the Purchaser and Best Buy to be used in the transaction, including the payment of related fees and expenses (including the fees and expenses of the Information Agent, the Dealer Manager and the Depositary, legal fees, and various filing fees), is estimated to be approximately $432 million.

    The Offer is not conditioned upon any financing arrangements. The Purchaser will obtain all necessary funds through capital contributions or advances to be made by Best Buy. Best Buy has sufficient funds available to it, from cash on hand, to fund fully all of its requirements and the Purchaser's requirements in connection with the Offer and the Merger.

Section 11.  Background of the Offer; Contacts With Musicland.

    On July 25, 2000, Richard A. Zona, an advisor to Best Buy, met with Jack W. Eugster, Musicland's Chairman, Chief Executive Officer and President, to discuss Mr. Eugster's interest in preliminarily exploring a combination of the business of Musicland with the business and resources of Best Buy.

    On July 26, 2000, Richard M. Schulze, Best Buy's Chairman and Chief Executive Officer, met with Mr. Eugster to discuss the strategic merits of an acquisition of Musicland by Best Buy. The discussion focused on the visions and strategic opportunities of the two companies.

    Between August 9 and 11, 2000, on several occasions, Messrs. Schulze and Zona, and Allen U. Lenzmeier, Best Buy's Executive Vice President and Chief Financial Officer, discussed with Mr. Eugster the strategic rationale of an acquisition of Musicland by Best Buy. The discussions concentrated on the valuation of Musicland and the conditions and structure required for a merger transaction.

    On August 15, 2000, Mr. Schulze met with Mr. Eugster to further discuss a potential acquisition of Musicland by Best Buy and indicated a preliminary price range for the Musicland common stock, subject to a due diligence review of Musicland. Messrs. Schulze and Eugster also discussed Mr. Eugster's role following the merger.

    On August 31, 2000, Best Buy and Musicland entered into a Mutual Nondisclosure, Nonsolicitation and Exclusivity Agreement in order to facilitate further discussions between the parties.

    On September 1, 2000, Best Buy provided Musicland with its initial due diligence document request list. Additional requests for due diligence materials were made by Best Buy and Best Buy's outside counsel Robins, Kaplan, Miller & Ciresi L.L.P. between September 1 and December 6, 2000. On September 8, 2000, Musicland made a document data room containing various diligence documents requested available for inspection and review at the offices of Kaplan, Strangis and Kaplan P.A., Musicland's outside counsel. From September 8, 2000 through signing of the Merger Agreement, representatives of Best Buy's inventory, accounting, information systems, human resources, legal and other departments, together with their outside counsel and Goldman, Sachs & Co., acting as Best Buy's financial advisor, held numerous meetings with certain officers at Musicland, including Kaplan, Strangis and Kaplan P.A., Musicland's outside counsel, to conduct a due diligence review.

    On September 20, 2000, Best Buy's Board of Directors met to discuss the proposed acquisition of Musicland. At this meeting, Kevin P. Freeland, Best Buy's Senior Vice President—Inventory Management, presented to the Board of Directors his review of Musicland's business and his preliminary valuation analysis of Musicland.

    On September 26, 2000, Best Buy formally engaged Goldman, Sachs & Co. to act as Best Buy's financial advisor and to assist Best Buy in its review and the refinement of its valuation of Musicland and in structuring and negotiating the proposed acquisition of Musicland. Throughout this period, Best Buy also utilized Andersen Consulting LLP and Towers, Perrin, Forster & Crosby to assist in evaluating integration issues, Ernst & Young to assist in accounting and employment benefit matters, Mr. Zona to assist in negotiating the transaction, and Robins, Kaplan, Miller & Ciresi to assist in legal matters as well as in structuring and negotiating the proposed acquisition.

    On October 3, 2000, Mr. Zona met with Mr. Eugster to discuss valuation of Musicland and the role of Mr. Eugster following the proposed acquisition.

    On October 6, 2000, Messrs. Lenzmeier and Zona met with Mr. Eugster to discuss the results of Best Buy's due diligence review and valuation analysis.

    On October 11, 2000, Messrs. Schulze, Lenzmeier and Zona met with Mr. Eugster to discuss the terms and conditions of the proposed acquisition.

    On October 12, 2000, Best Buy's outside counsel provided Musicland's outside counsel with the first draft of the proposed Merger Agreement. From October 12, 2000 through December 6, 2000, representatives of Best Buy and Musicland and their advisors spoke on numerous occasions to negotiate the terms and conditions of the Merger Agreement as well as the ancillary agreements, including the Top-Up Option Agreement, the Consulting Agreement, the Post-Merger Employment Agreement, the Amendment and Clarification to Employment Agreements and the Shareholder Support Agreements. These agreements are described in Section 12.

    On October 13, 2000, Mr. Zona met with Mr. Eugster to discuss the terms and conditions of the proposed acquisition.

    At a regularly scheduled meeting on October 23, 2000, Mr. Eugster updated Musicland's Board of Directors with respect to the discussions with Best Buy. The members of Musicland's Board discussed the situation with management, legal counsel and representatives of Donaldson, Lufkin and Jenrette Securities Corporation ("DLJ"), Musicland's financial advisor. After review of the matter, the Musicland Board authorized management to continue the discussions with Best Buy, subject to the Board's continuing review.

    On October 25, 2000, Messrs. Schulze, Lenzmeier and Zona met with Mr. Eugster and Keith A. Benson, Musicland's Vice Chairman and Chief Financial Officer, to further negotiate the terms and conditions of the proposed acquisition. At this meeting, the Offer Price of $12.55 was preliminarily negotiated.

    On October 27, 2000, Best Buy's Board of Directors held a meeting at which representatives of Best Buy management discussed the acquisition of Musicland and valuation issues. Goldman, Sachs & Co. was present at this meeting.

    At a special meeting held on November 1, 2000, the Musicland Board of Directors received a report from management on the status of the negotiations with Best Buy.

    On November 4, 2000, Mr. Zona met with Mr. Eugster to discuss various issues remaining unresolved in the proposed Merger Agreement and ancillary agreements.

    On November 8, 2000, Best Buy's Board of Directors held a meeting to discuss the proposed acquisition of Musicland, as well as the proposed acquisition of Magnolia Hi-Fi, Inc. and earnings expectations for Best Buy's third quarter. Goldman, Sachs & Co. was present at this meeting. Following extensive discussion of Best Buy's financial results and the strategy being implemented with the proposed acquisition of Musicland, as well as short-term and long-term implications on shareholder value, the Best Buy Board of Directors approved the acquisition of Musicland subject to negotiation of a definitive Merger Agreement (and the ancillary agreements) and a review of the transaction terms by Goldman, Sachs & Co.

    On November 9, 2000, Messrs. Schulze, Lenzmeier and Freeland and Bradbury H. Anderson, Best Buy's President and Chief Operating Officer, met with Mr. Benson to further discuss the role of Mr. Benson subsequent to the proposed acquisition.

    On November 10, 2000, Mr. Schulze informed Mr. Eugster that further negotiation of the proposed transaction would temporarily be delayed as a result of the recent performance of Best Buy's stock. Mr. Eugster communicated this information to the Musicland Board of Directors at a special meeting held on November 13, 2000.

    On November 14, 2000, Best Buy's Board of Directors held a meeting to discuss the proposed Musicland acquisition and the recent decline in Best Buy's stock price in reaction to the announcement of expected operating results for the third quarter. Mr. Schulze advised the directors he had temporarily delayed further negotiation of the proposed transaction in light of the recent performance of Best Buy's stock.

    On December 1, 2000, Best Buy's Board of Directors held a meeting to discuss management's assessment of the proposed acquisition of Musicland. Mr. Schulze and other senior executives of

Best Buy addressed the vision and strategy involved in the proposed acquisition with Musicland, as well as expected growth in long-term shareholder value. Following extensive discussion, the directors agreed to keep in place the standing resolution approving the Musicland acquisition. The same day, Mr. Schultze advised Mr. Eugster that Best Buy was prepared to proceed in the negotiation of the final terms of the transaction.

    From December 1, 2000, through December 6, 2000, representatives of Best Buy and Musicland met numerous times to negotiate and document the final terms of the transaction and to complete Best Buy's due diligence.

    On December 6, 2000, the Board of Directors of Musicland met to consider the proposed transaction and the proposed Merger Agreement (and the ancillary agreements) and reviewed the course of the discussions and negotiations with Best Buy and with its legal and financial advisors. Also at such meeting, DLJ reviewed with the Board of Directors its financial analysis of the consideration payable in the Offer and the Merger and rendered to the Board an oral opinion (which opinion was confirmed by delivery of a written opinion dated December 6, 2000), to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in such opinion, the $12.55 per Share cash consideration to be received in the Offer and the Merger by the holders of Shares was fair, from a financial point of view, to such holders. After extensive discussion, the Board unanimously adopted resolutions determining that the Offer, the Merger, the Merger Agreement, and the purchase of Shares by the Purchaser contemplated by the Offer and the Top-Up Option Agreement were fair to and in the best interests of Musicland's stockholders and unanimously recommended that Musicland's stockholders accept the Offer and tender their Shares pursuant to the Offer.

    On December 6, 2000, a committee of the Board of Directors of Best Buy met with the management of Best Buy and with representatives of Goldman, Sachs & Co. to review and approve the final terms of the transaction.

    On December 6, 2000, the Merger Agreement, the Shareholder Support Agreements, the Top-Up Option Agreement, the Amendment and Clarification to Employment Agreements, the Post-Merger Employment Agreement and the Consulting Agreement were executed by Best Buy, the Purchaser, Musicland and the other parties thereto.

    On December 7, 2000, Best Buy and Musicland issued a press release announcing the Merger Agreement.

    On December 21, 2000, in accordance with the Merger Agreement, the Purchaser commenced the Offer.

Section 12.  Purpose of the Offer; Plans For Musicland; Merger Agreement; Shareholder Support Agreements; Top-Up Option Agreement; Confidentiality Agreement; Employment and Consulting Agreements

Purpose of the Offer

    The purpose of the Offer and the Merger is for the Purchaser and Best Buy to acquire control of, and the entire equity interest in, Musicland. The Musicland Board has unanimously approved the Offer, the Merger and the Merger Agreement, and has recommended that all holders of Shares tender their Shares in the Offer.

Plans for Musicland After the Offer

    Once the Offer is consummated, if permitted by the NYSE and the SEC, it is the intention of Best Buy and the Purchaser to seek to cause Musicland to file applications to withdraw the Shares from listing on the NYSE and to terminate the registration of the Shares under the Exchange Act.

    If the Offer is successful, Best Buy and the Purchaser intend to consummate the Merger as promptly as practicable. If the Minimum Tender Condition is satisfied, the Purchaser will have sufficient voting power to approve the Merger Agreement at the Musicland stockholders' meeting without the affirmative vote of any other stockholder. If the Purchaser acquires at least 90% of the then outstanding Shares in the Offer or by exercising the Top-Up Stock Option, the Merger may be consummated without a stockholder meeting and without the approval of Musicland's stockholders. Assuming outstanding Musicland stock options are, pursuant to the Merger Agreement, converted to cash or assumed by Best Buy, rather than exercised and tendered, upon the tender of Shares owned by the Significant Stockholders, the Purchaser believes it will need to acquire an additional 17,955,855 Shares pursuant to the Offer to reach the 90% ownership level necessary to effect such a "short-form" merger.

    Following consummation of the Offer and upon satisfaction of the Minimum Tender Condition, the Purchaser will have, and intends to exercise, the power as a majority stockholder of Musicland to take such steps as are necessary to assure that designees of Best Buy or the Purchaser constitute a majority or more of the directors on the Musicland Board, including the designation of new directors to the Musicland Board, and thus to indirectly seek to effect the Merger. Pursuant to the terms of the Merger Agreement, the Purchaser shall be entitled (and the Purchaser intends to exercise such entitlement), promptly upon the acceptance for payment of, and payment by the Purchaser, in accordance with the Offer, for Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by the Purchaser, to designate certain directors to the Musicland Board. Following the Merger, Best Buy will designate all directors on Musicland's Board.

    After completion or termination of the Offer, the Purchaser reserves the right, but has no current intention, to acquire Shares in open market or negotiated transactions. There can be no assurance that the Purchaser will acquire such additional Shares in such circumstances or over what period of time such additional Shares, if any, might be acquired. As a consequence, no assurance can be given as to when the Purchaser will cause the Merger to be consummated, and similarly no assurance can be given as to when the Merger Consideration will be paid to stockholders who do not tender their Shares in the Offer.

    The Purchaser is not offering to acquire outstanding Musicland stock options (the "Options") in the Offer. Pursuant to the Merger Agreement, all Options that have an exercise price below the Offer Price will be cancelled in exchange for the payment of the excess, if any, of the Offer Price over the exercise price for such Options, less applicable income and employment taxes required to be withheld. All Options which have an exercise price above the Offer Price will be converted into options to purchase shares of the common stock of Best Buy.

    Following the Merger, Musicland will be a wholly-owned subsidiary of Best Buy. Except as set forth in this Offer to Purchase, neither Best Buy nor the Purchaser has discussed with Musicland's key management personnel, nor reached any agreement with respect to, the terms of such personnel's continued employment. In connection with the Merger Agreement, Best Buy approved expanded severance policies for approximately 660 of Musicland's employees. Best Buy intends, upon acquiring control of Musicland, to continue its review and evaluation of Musicland and its subsidiaries and their respective assets, businesses, corporate structure, capitalization, operations, properties, policies, management and personnel. Generally, Best Buy intends to integrate Musicland's business into Best Buy's business, with a view to achieving operating efficiencies and cost savings while maintaining and enhancing customer service. After Best Buy concludes its review of Musicland, it is possible that Best Buy might modify some of its current plans.

    Except as otherwise described in this Offer to Purchase, the Purchaser has no current plans or proposals which relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Musicland; (b) a sale or transfer of a material amount of assets of Musicland; (c) any change in the Musicland Board or management of Musicland, including but not limited to, any plan or proposal to change the number or term of directors, to fill any existing vacancy on the Musicland Board or change any material term of the employment contract of any executive officer; (d) any material change in the present dividend rate or policy or indebtedness or capitalization of Musicland; or (e) any other material change in the Musicland corporate structure or business.

The Merger Agreement

    The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to Best Buy's Schedule TO. In particular, when the term "Material Adverse Effect" is used herein it has the meaning as defined in Section 9.2 of the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places set forth in Section 8 ("Certain Information Concerning Musicland") or downloaded for free at the SEC's web site at www.sec.gov. See also Section 1 ("Terms of the Offer; Expiration Date") for discussion of certain provisions of the Merger Agreement.

    The Offer.  The Merger Agreement provides for the commencement of the Offer by the Purchaser as promptly as reasonably practicable but no later than December 27, 2000. The Offer is conditioned upon, among other things, satisfaction of the Minimum Tender Condition. The Offer is also subject to certain other conditions set forth in Section 14 below.

    The Merger.  The Merger Agreement provides that, following the purchase of Shares pursuant to the Offer, the approval of the Merger Agreement by the stockholders of Musicland, if necessary, and the satisfaction or waiver of the other conditions to the Merger, the Purchaser will be merged with and into Musicland, in accordance with DGCL. Musicland will be the surviving corporation in the Merger (the "Surviving Corporation"). The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger.

    Surviving Corporation.  The Merger Agreement provides that the Certificate of Incorporation of the Surviving Corporation will be amended in its entirety to read as the Certificate of Incorporation of the Purchaser until further amended in accordance with applicable law, except that the name of the Surviving Corporation will be "Musicland Stores Corporation" and the Certificate of Incorporation shall contain certain indemnification provisions which are no less favorable than those set forth in the Certificate of Incorporation of Musicland. The Merger Agreement also provides that the Bylaws of the Purchaser shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law and the directors and officers of the Purchaser at the Effective Time will be the directors and officers of the Surviving Corporation.

    Conditions to the Merger.  The Merger Agreement provides that the respective obligations of Musicland, Best Buy and the Purchaser to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of certain conditions, including: (i) Musicland shall have obtained the approval of sixty-seven percent (67%) of the outstanding Shares of Musicland to the extent required by DGCL or Musicland's Certificate of Incorporation; (ii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal prohibition preventing the consummation of the Merger shall be in effect, nor shall there be in effect any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; (iii) the applicable waiting period under the HSR Act shall have expired or been terminated; and (iv) the Purchaser shall have purchased Shares pursuant to the terms and conditions of the Offer.

    Conversion of Shares.  The Merger Agreement provides that, as of the Effective Time, (i) each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned directly by Best Buy, the Purchaser or any other subsidiary of Best Buy, or Shares held by Musicland as treasury stock, and other than Shares owned by stockholders who have properly exercised rights of appraisal under DGCL) will be converted into the right to receive the Merger Consideration, (ii) each Share of Musicland's common stock held directly by Best Buy, the Purchaser or any other subsidiary of Best Buy and each Share of Musicland common stock held by Musicland as treasury stock, immediately prior to the Effective Time, shall be cancelled and extinguished, and no consideration shall be delivered therefor, and (iii) each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall automatically be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. The Surviving Corporation will, thereupon, become a direct wholly-owned subsidiary of Best Buy.

    Conversion of Musicland Options.  Best Buy and Musicland have agreed to take all actions reasonably necessary so that, at the Effective Time, each Option outstanding under Musicland's stock option plans which has an exercise price below the amount of the Merger Consideration (the "In the Money Options"), whether vested or unvested, shall be cancelled, and Best Buy or the Purchaser shall pay to the holders of the In the Money Options an amount equal to the product of (i) the excess, if any, of the amount of the Merger Consideration over the exercise price of each such Option and (ii) the number of Shares of Musicland's common stock subject thereto (net of applicable withholding and excise taxes).

    At the Effective Time, each outstanding and unexercised Musicland Option which is not an In the Money Option (each, an "Out of the Money Option"), whether vested or unvested, shall be assumed by Best Buy and be converted into a fully vested option to purchase a number of whole shares of Best Buy's common stock equal to the product, rounded to the nearest whole share, of (A) the number of Shares of Musicland's common stock subject to the original Musicland Option and (B) the Exchange Ratio (as defined below), at an exercise price per share of Best Buy's common stock, rounded to the nearest whole cent, equal to (x) the per share exercise price for the shares of Musicland common stock originally issuable pursuant to the Musicland Option divided by (y) the Exchange Ratio (as defined below). Each Out of the Money Option so assumed by Best Buy shall continue to have and be subject to the same terms and conditions set forth in Musicland stock option plans and applicable stock option agreements. For any option to which Section 422 of the Code applies, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

    The "Exchange Ratio" means the ratio of (y) the Offer Price to (z) Best Buy Measurement Price. The "Best Buy Measurement Price" shall be determined by dividing (i) the Total Weighted Trading Price by (ii) the Total Trading Volume. The "Total Weighted Trading Price" shall be the sum of the Weighted Trading Prices for the period of the ten (10) trading days ending on the third trading day immediately preceding the Effective Time (the "Measurement Period"). The "Weighted Trading Price" for any trading day shall be (i) the Total Trading Volume multiplied by (ii) the closing sale price of one share of Best Buy's common stock on the NYSE for such trading day. The "Total Trading Volume" shall be the sum of the daily volumes of Best Buy's common stock on the NYSE for each trading day during the Measurement Period.

    Musicland has agreed to use its reasonable best efforts to obtain all necessary consents of holders of Musicland Options, and payment may be withheld by Best Buy in respect of a Musicland Option until all necessary consents in respect of such Option are obtained. As soon as practicable after the Effective Time, Best Buy shall file a registration statement on Form S-8 which will register the shares of Best Buy's common stock subject to assumed Out of the Money Options and shall use reasonable effort to maintain the effectiveness of such registration statement for so long as such options remain outstanding.

    Musicland's Board of Directors.  The Merger Agreement provides that, promptly upon payment by the Purchaser for a number of Shares that satisfies the Minimum Tender Condition pursuant to the Offer, and from time to time thereafter, Best Buy shall be entitled to designate such number of directors, rounded up to the nearest whole number, on the Musicland Board as will give Best Buy representation on the Musicland Board equal to the product of the number of directors on the Musicland Board and the percentage that such number of Shares so purchased bears to the number of Shares outstanding. Musicland has agreed, upon request of Best Buy, promptly either to increase the size of the Board or to use its best efforts to secure the resignations of such number of directors as is necessary to provide Best Buy with such level of representation and shall cause Best Buy's designees to be so elected. Notwithstanding the foregoing, in the event that Best Buy's designees are to be appointed or elected, until the Effective Time, there shall be at least three Continuing Directors (as defined in the "Introduction") on Musicland's Board of Directors. Musicland has also agreed to use its best efforts to cause persons designated by Best Buy to constitute the same percentage as is on the entire Musicland Board to be on (i) each committee of Musicland Board (some of whom may be required to be independent as required by applicable law or rules of the NYSE), (ii) the board of directors of each Musicland subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. The Merger Agreement also provides that following the election or appointment of Best Buy's designees to Musicland's Board of Directors, until the Effective Time, the approval of a majority of the Continuing Directors is required to authorize (i) any amendment or termination of the Merger Agreement or abandonment by Musicland or Musicland's Board of Directors of the plan of merger included in the Certificate of Merger, (ii) any amendment to the Certificate of Incorporation or Bylaws of Musicland, (iii) any extension by Musicland or Musicland's Board of Directors of the time for the performance of any of the obligations or other acts of Best Buy or the Purchaser, including any extension of the Closing Date (as defined in the Merger Agreement) or any extension of the Effective Time of the Merger to any time subsequent to the time of filing of the Certificate of Merger, (iv) any waiver of any of Musicland's rights under the Merger Agreement, (v) any determination by Musicland's Board of Directors with respect to any Company Takeover Proposal or Superior Proposal (as defined below), or (vi) any determination by Musicland's Board of Directors to withdraw, modify or change its approval, adoption and recommendation of the Merger Agreement, the plan of merger included in the Certificate of Merger or the Merger. Such authorization shall constitute the authorization of the Musicland Board, even if such majority of the Continuing Directors does not constitute a majority of all directors then in office. If no Continuing Directors are in office, none of the actions set forth above may be taken.

    Musicland's obligations to effect election of Best Buy's designees to the Musicland Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, if applicable. Musicland has agreed to promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations to effect election of Best Buy's designees, including mailing to its stockholders the information required by such Section and Rule which, unless Best Buy otherwise elects, shall be mailed together with the Schedule 14D-9. Best Buy has agreed to promptly supply any information about itself and its designees, officers, directors and affiliates to Musicland required under such Section and Rule.

    Stockholders' Meeting.  Pursuant to the Merger Agreement, Musicland, acting through its Board, shall, if required by DGCL in order to consummate the Merger, duly call, convene and hold a special meeting of its stockholders promptly following the purchase of Shares pursuant to the Offer for the purpose of approving the Merger and adopting the agreement of merger (within the meaning of Section 251 of DGCL) set forth in the Merger Agreement (the "Stockholders' Meeting"). Best Buy has agreed that, prior to the Effective Time, it will not sell, transfer or otherwise dispose of any Shares indirectly or directly acquired by it pursuant to the Offer, and shall vote such Shares in favor of the Merger and the agreement of merger set forth in the Merger Agreement. Musicland has agreed to use its best efforts to solicit from its stockholders proxies, and take all other action necessary and advisable, to secure the vote of stockholders required by DGCL and Musicland's Certificate of Incorporation and Bylaws to obtain approval for the Merger and the adoption of the agreement of merger set forth in the Merger Agreement. If the Minimum Tender Condition is satisfied, the Purchaser shall have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

    Proxy Statement.  Upon request of Best Buy or the Purchaser, as promptly as practicable following the purchase of Shares pursuant to the Offer, if stockholder approval of the Merger is required by law, Musicland shall prepare and file a preliminary proxy statement with the SEC and shall use its best efforts to respond to the comments of the SEC, if any, in connection therewith, and to furnish all information regarding Musicland required to be in such proxy statement. Best Buy, the Purchaser and Musicland have agreed to cooperate with each other in the preparation of the proxy statement. Musicland will cause the definitive proxy statement to be mailed to the stockholders of Musicland as promptly as practicable after filing with the SEC and promptly circulate any required amended, supplemental or supplemented proxy material and, if required, resolicit proxies. Best Buy has the right to approve all proxy material before use. Musicland has agreed that, subject to its fiduciary duties, it will include in such proxy statement the recommendation of the Musicland Board that the stockholders of Musicland approve and adopt the Merger Agreement and the Merger.

    Statutory Merger.  The Merger Agreement provides that, in the event that the Purchaser acquires at least ninety percent (90%) of then outstanding Shares, Best Buy, the Purchaser and Musicland will take all necessary and appropriate action to cause the Merger to become effective, in accordance with DGCL, as soon as reasonably practicable after such acquisition, without a meeting of Musicland's stockholders.

    Anti-Takeover Statutes.  Musicland has agreed pursuant to the Merger Agreement that if any anti-takeover or similar statute is applicable to the transactions contemplated thereby, it has and will grant such approvals and take such actions as are necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on its terms and otherwise act to eliminate the effects of such anti-takeover statute on the transactions contemplated by the Merger Agreement.

    No Solicitation.  In the Merger Agreement, Musicland has agreed not to, directly or indirectly, through any officer, director, employee, investment banker, attorney or other advisor, representative or subsidiary of Musicland or its subsidiaries (the "Musicland Representatives"), (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may be reasonably be expected to lead to any inquiry, proposal or offer for a merger, consolidation, dissolution, liquidation, recapitalization or other business combination involving Musicland or any of its subsidiaries, any proposal or offer for the issuance by Musicland of over 15% of its equity securities as consideration for the assets or securities of any person, or any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of

Musicland (any of the foregoing inquiries or proposals being referred to as a "Company Takeover Proposal"), or (ii) participate in any discussions or negotiations regarding a Company Takeover Proposal.

    However, if at any time during the period following execution of the Merger Agreement and prior to consummation of the Offer, Musicland receives a proposal or offer that was not solicited by Musicland or the Musicland Representatives and the Musicland Board determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) could result in a third party making a Superior Proposal (as defined below), the Musicland Board may (if it has determined in good faith after consulting with its outside legal counsel that its fiduciary duties require it to do so) (i) furnish information with respect to Musicland to the person making such proposal or offer pursuant to a confidentiality agreement with terms no more favorable to such person than those contained in the Confidentiality Agreement between Best Buy and Musicland and (ii) participate in discussions or negotiations regarding such proposal or offer. Musicland shall promptly notify Best Buy after receipt by Musicland of any Company Takeover Proposal or any request for non-public information in connection with a Company Takeover Proposal or for access to the properties, books or records of Musicland by any person that informs Musicland that it is considering making, or has made, a Company Takeover Proposal. Such notice shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Musicland shall also keep Best Buy informed, on a current basis, of the status of any such discussions or negotiations and terms being discussed or negotiated.

    A "Superior Proposal" means any proposal made by a third party to acquire all or substantially all of the equity securities or assets of Musicland, pursuant to a tender or exchange offer, merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of its assets or otherwise, which a majority of the disinterested directors of the Musicland Board determines in its good faith judgment (i) to be on terms superior in value from a financial point of view to the holders of Shares than the transactions contemplated by the Merger Agreement (after consultation with Musicland's independent financial advisor), taking into account all the terms and conditions of such proposal and the Merger Agreement (including any proposal by Best Buy to increase the Offer Price or otherwise amend the terms of the transactions contemplated by the Merger Agreement); (ii) is not subject to a financing condition unless the Musicland Board determines in good faith, after consultation with its independent financial advisors, that such proposal is reasonably capable of being financed; and (iii) is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

    Musicland has also agreed to immediately cease and cause to be terminated any existing activities, discussion or negotiations by Musicland or any Musicland Representative with any parties conducted prior to the execution of the Merger Agreement with respect to a Company Takeover Proposal, take the necessary steps to inform such parties of the obligations set forth above, and request that such parties promptly return all documents (and copies thereof) furnished to them by Musicland or its representatives in connection with such activities, discussions and negotiations that embody any non-public information of Musicland.

    Neither Musicland nor the Musicland Board nor any committee thereof shall withdraw or modify (or propose to withdraw or modify) in a manner adverse to Best Buy or the Purchaser, the approval or recommendation of the Musicland Board of the Merger Agreement, the Offer or the Merger, or propose publicly to approve or recommend, a Company Takeover Proposal, unless a withdrawal or modification of such approval or recommendation is, in the good faith judgment of the Musicland Board after consultation with outside counsel, necessary to comply with its fiduciary obligations. The Merger Agreement does not prohibit Musicland from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to Musicland's stockholders if, in the good faith judgment of the Musicland

Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under law.

    Musicland may terminate the Merger Agreement under certain circumstances prior to the consummation of the Offer if the Musicland Board authorizes Musicland's entry into a binding written agreement concerning a transaction that constitutes a Superior Proposal and if within four (4) business days of receiving notice of such Superior Proposal, Best Buy does not make an offer that is at least as favorable from the financial point of view to Musicland stockholders as the Superior Proposal. Musicland has agreed not to enter into a binding agreement until at least the fifth business day after it has provided notice and to notify Best Buy promptly if it decides, after notifying Best Buy, not to enter into such binding agreement.

    Access to Information.  Pursuant to the Merger Agreement, Musicland will afford Best Buy and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Musicland's and its subsidiaries' properties, books, contracts, commitments and records, (ii) all of Musicland's and its subsidiaries' salaried, non-store employees who are employed at the level of director and above, advisers, representatives and agents, and (iii) all other information concerning the business, properties and personnel of Musicland and its subsidiaries as Best Buy may reasonably request for the purpose of confirming the representations and warranties made by Musicland in the Merger Agreement and the performance of the covenants of Musicland and for integration planning, subject to legally binding confidentiality obligations with third parties. Musicland has agreed to provide to Best Buy and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Subject to compliance with applicable laws, from the date of the Merger Agreement until the Effective Time, Musicland and Best Buy have agreed to confer on a regular and frequent basis with one or more representatives of the other party to report on material operational matters and the general status of ongoing operations. Musicland has agreed to promptly furnish Best Buy a copy of each report, schedule, registration statement and other document filed after the date of the Merger Agreement pursuant to the requirements of Federal or state securities laws.

    Consents; Cooperation.  Best Buy and Musicland shall promptly apply for or otherwise seek, and use all reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Offer and the Merger, including those required under the HSR Act, and shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under, or deliver notices required by, any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other Federal or state antitrust or fair trade law.

    The Merger Agreement also provides that Best Buy and Musicland shall use all reasonable efforts to resolve any objections that may be asserted by any governmental entity with respect to the transactions contemplated by the Merger Agreement under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade. The parties have agreed that, if any administrative or judicial action or proceeding is instituted or threatened challenging any transaction contemplated by the Merger Agreement as violative of any antitrust law, Best Buy and Musicland will cooperate and use all reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, that is in effect and that prohibits, prevents or restricts consummation of the Offer or the Merger or any such other transactions, unless Best Buy and Musicland mutually determine that litigation is not in their best interests. Notwithstanding the foregoing, neither Best Buy nor Musicland will have any obligation to litigate or contest any administrative or judicial action or proceeding or order beyond the earlier of May 31, 2001 or the date of a court ruling preliminarily enjoining the Merger. Best Buy and Musicland have also agreed to use all reasonable efforts to take any action required to cause the notice periods under the HSR Act or other antitrust laws with respect to such transactions to expire as soon as possible.

    Notwithstanding the foregoing, under the Merger Agreement, neither Best Buy nor Musicland are required to agree, as a condition to any required approval of the Merger and the transactions contemplated thereby, to divest itself of or hold separate any subsidiary, division or business unit that is material to the business of such party and its subsidiaries, taken as a whole, which divestiture or holding separate would be reasonably likely to have a Material Adverse Effect on the business properties, assets, liabilities, financial condition or operations of such party and its subsidiaries taken as a whole, or the benefits intended to be derived as a result of the Merger.

    Update Disclosure; Breaches.  Each party has agreed to promptly notify the other party of (i) any representation or warranty made by it contained in the Merger Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement. Musicland shall also provide Best Buy true, accurate and complete copies of any amendment to or revisions to the opinion of its financial advisor.

    Indemnification and Insurance.  The Certificate of Incorporation of the Surviving Corporation will contain provisions no less favorable with respect to indemnification than those set forth in the Certificate of Incorporation of Musicland, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who were directors, officers, employees, fiduciaries or agents of Musicland at or prior to the Effective Time. From and after the consummation of the Offer, Musicland and Best Buy, and from and after the Effective Time, the Surviving Corporation, have agreed to indemnify and hold harmless to the fullest extent that Musicland would have been permitted under applicable law, its Certificate of Incorporation and Bylaws (as in effect on the date of the Merger Agreement), the present and former officers, directors, employees and agents of Musicland or its subsidiaries (the "Indemnified Parties") in respect of acts or omissions occurring before the Effective Time. For a period of six years after the Effective Time, Best Buy shall use reasonable efforts to cause to be maintained in effect the current policies of directors and officers liability insurance maintained by Musicland and its subsidiaries (provided that Best Buy may substitute equivalent policies) with respect to claims arising from and related to facts or events which occurred at or before the Effective Time. Best Buy will not be obligated to make premium payments for such insurance in excess of $700,000 per year. If such insurance can only be obtained at an annual premium exceeding $700,000, Best Buy shall maintain the most advantageous policies obtainable for $700,000. In the event of a merger, consolidation or sale of all or substantially all of the assets of Surviving Corporation, Best Buy or any successor thereof, provision will be made so that the obligations of Surviving Corporation and Best Buy set forth above are honored.

    Legal Requirements; Additional Agreements; Reasonable Efforts.  Subject to the terms of the Merger Agreement, Best Buy and Musicland have agreed to and will cause their respective subsidiaries to take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by the Merger Agreement and will promptly cooperate with and furnish information to the other party necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by the Merger Agreement.

Best Buy and Musicland have also agreed to take all reasonable actions necessary to obtain (and will cooperate with the other party in obtaining) any consent, approval, or authorization of, or any registration, declaration or filing with, any governmental entity or other person which is required to be obtained or made in connection with the taking of any action contemplated by the Merger Agreement. Additionally, Best Buy and Musicland have agreed to use all reasonable efforts to take or cause to be taken all actions and to do all things necessary, proper or advisable under applicable laws to consummate the transactions contemplated by the Merger Agreement, subject to the vote of Musicland's stockholders, if applicable, including cooperating fully with the other party and providing necessary information. If, after the Effective Time, any further action is necessary to carry out the purposes of the Merger Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations, the proper officers and directors of each party to the Merger Agreement shall take all such necessary action.

    Employee Benefits.  Best Buy has agreed to, and will cause the Surviving Corporation to, honor in accordance with their respective terms, all of Musicland's employment, severance and termination agreements, plans and policies in effect as of the date of the Merger Agreement. For a period of not less than one year following the Effective Time, Best Buy shall provide to the employees of Musicland and its subsidiaries ("Musicland Employees"), taken as a whole, employee benefits that are, in the aggregate, no less favorable than those provided by Musicland and its subsidiaries to non-officer employees as of the date of the Merger Agreement. Musicland Employees who are officers of Musicland and its subsidiaries are eligible only for the employee benefits available to non-officer Musicland Employees. Any additional benefits available to Musicland Employees who are officers will be considered by Best Buy in its sole discretion. For all purposes under the employee benefit plans of Best Buy providing benefits to Musicland Employees after the Effective Time (the "New Plans"), each Musicland Employee shall be credited with his or her years of service with Musicland before the Effective Time to the same extent as such Musicland Employee was entitled before the Effective Time to credit for such service under any similar Musicland plan. Each Musicland Employee will be immediately eligible to participate in all New Plans to the extent coverage under such plans replaces coverage under a comparable Musicland Plan in which such Musicland Employee previously participated immediately before the Effective Time. For purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Musicland Employee, Best Buy will cause all preexisting condition exclusions and actively at work requirements of the New Plan to be waived (other than limitations or waiting periods that are already in effect with respect to such employees and their covered dependents and are not satisfied as of the Effective Time). All eligible expenses incurred by such Musicland Employees under Musicland benefit plans will be taken into account under such New Plans for purposes of satisfying all deductible, coinsurance and out of pocket requirements applicable to such Musicland Employee.

    If prior to the Effective Time, Best Buy agrees to grant options to acquire Best Buy's common stock to any officer or director of Musicland, the Board of Best Buy or the appropriate subcommittee thereof shall, if necessary, adopt a resolution consistent with the SEC's interpretive guidance so that the acquisition by any officer or director of Musicland, who may become a covered person of Best Buy for purposes of Section 16 of the Exchange Act, of options shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

    Musicland has agreed to make required contributions to its Capital Accumulation Plan in the normal course consistent with past practice in January 2001 with respect to fiscal year 2000 service, to freeze participation and benefit accruals under the Musicland Group, Inc. Employees' Retirement Plan prior to December 31, 2000, and to terminate its Employee Stock Purchase Plan effective as of December 31, 2000.

    Notices.  Musicland has agreed to give all notices and other information required to be given to the employees of Musicland and its subsidiaries, any collective bargaining unit representing any group of employees of Musicland and its subsidiaries, and any applicable government authority under the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable laws in connection with the transactions provided for in the Merger Agreement.

    Interim Operations.  Pursuant to the Merger Agreement, Musicland has agreed (except to the extent expressly contemplated by the Merger Agreement or with the written consent of Best Buy), during the period from the date of the Merger Agreement to the earlier of the termination of the Merger Agreement or the Effective Time, to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as previously conducted. Musicland has further agreed to (i) pay and to cause its subsidiaries to pay debts and taxes when due, subject to good faith disputes regarding such debts or taxes, and (ii) to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, keep available the services of its and its subsidiaries' present officers and key employees and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it or its subsidiaries so that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time in all material respects. The Merger Agreement provides that Musicland will promptly notify Best Buy of any event or occurrence not in the ordinary course of its or its subsidiaries' business or which could have a Material Adverse Effect on Musicland. Except as expressly contemplated by the Merger Agreement or with the prior written consent of Best Buy (which shall not be unreasonably delayed or withheld), the Merger Agreement provides that Musicland shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following: (i) cause or permit any amendments to its Certificate of Incorporation or Bylaws; (ii) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock; or (iii) take, or agree in writing or otherwise to take, any of the actions described in (i) or (ii) above, or any other action that would make any of its representations or warranties contained in the Merger Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants contained in the Merger Agreement in any material respect.

    Musicland has also agreed that, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, except as expressly contemplated by the Merger Agreement, Musicland shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Best Buy (which consent shall not be unreasonably delayed or withheld):

    (a) Enter into any material contract, agreement, lease, license or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, agreements or licenses, other than in the ordinary course of business and consistent with past practice;

    (b) Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under the Musicland stock option plans or otherwise or authorize cash payments in exchange for any such options or rights then outstanding;

    (c) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Musicland's common stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

    (d) Transfer to or license any person or entity or otherwise extend, amend or modify in any material respect any rights to its intellectual property, other than the grant of non-exclusive licenses in the ordinary course of business and consistent with past practice and the grant of exclusive licenses in the ordinary course of business and consistent with past practice that represent licensing or royalty fees no greater than $1,000,000 in the aggregate;

    (e) Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing, manufacturing or other exclusive rights of any type or scope with respect to any of its products or proprietary technology other than in the ordinary course of business and consistent with past practice;

    (f)  Sell, lease, license or otherwise dispose of or encumber any of its or the its subsidiaries' properties or assets that are material, individually or in the aggregate, to Musicland's and its subsidiaries' business, taken as a whole, other than the closing of retail stores in the ordinary course of business and consistent with past practices;

    (g) Incur or commit to incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others except for short-term borrowings incurred in the ordinary course of business consistent with past practice not to exceed $50,000,000 at any one time;

    (h) Enter into any real property lease or any other operating lease requiring total payments in excess of $250,000 in any one case or $2,000,000 in the aggregate other than real property leases for retail stores in the ordinary course of business and consistent with past practice; provided all such new real property leases shall generally comport and Musicland shall use its best efforts to cause all such renewal real property leases to generally comport with certain common terms and conditions;

    (i)  Pay, discharge or satisfy in an amount in excess of $750,000 in any one case or $3,750,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Musicland financial statements;

    (j)  Incur or commit to incur any capital expenditures (other than expenditures in the existing capital expenditure forecast and budget) in excess of $750,000 in any one case, or $3,750,000 in the aggregate; provided, however, that in no event shall Musicland or any of its subsidiaries make or commit to make any payments in excess of $500,000 in the aggregate for store computers and cash registers required to implement Musicland's Web-Enabled Store System;

    (k) Reduce in any material manner the amount of any insurance coverage provided by existing insurance policies;

    (l)  Terminate or waive any right of substantial value, other than in the ordinary course of business;

    (m) Take any of the following actions, unless otherwise contemplated by the Merger Agreement or required by law or obligations of Musicland or any of its subsidiaries existing as of the date of the Merger Agreement: (i) increase or agree to increase the compensation payable or to become payable to its directors, officers or employees, except for increases in salary or wages of non-officer employees in the ordinary course of business and consistent with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officer or employee, (iii) enter into any collective bargaining agreement, or (iv) establish, amend in any material respect or terminate any Musicland plan, or (v) establish, adopt or enter into any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

    (n) Commence a lawsuit or arbitration proceeding other than (i) for the routine collection of bills, (ii) with respect to employee and property matters in the ordinary course of business, (iii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable asset of its business, provided that it consults with Best Buy prior to the filing of such a suit, or (iv) for a breach of the Merger Agreement;

    (o) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

    (p) Make any material tax election other than in the ordinary course of business and consistent with past practice, change any material tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any tax return (other than any estimated tax returns, immaterial information or income tax returns, payroll tax returns or sales tax returns) or any amendment to a tax return, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment (provided that Best Buy shall not unreasonably withhold or delay approval of any of the foregoing actions);

    (q) Other than in the ordinary course of business, revalue any of its material assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable; or

    (r)  Take or agree in writing or otherwise to take, any of the actions described in Sections (a) through (q) above, or any action that would make any of its representations or warranties in any material respect contained in the Merger Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

    Representations and Warranties.  The Merger Agreement contains various customary representations and warranties of the parties, including, without limitation, representations by Musicland with respect to its organization, good standing and power to enter into the Merger Agreement and the transactions contemplated thereby; its capital structure and the authorization of the Merger Agreement and the transactions contemplated thereby; the accuracy of its SEC filings and financial statements; the absence of certain changes; the absence of undisclosed liabilities; litigation; restrictions on business activities, governmental authorization; title to personal property; real property; intellectual property; environmental matters; taxes; employee benefit plans; employees and consultants; related-party transactions; insurance; compliance with laws; brokers' and finders' fees; certain contracts; opinion of financial advisor; important suppliers and disclosure documents. Certain representations and warranties in the Merger Agreement contain exceptions for matters that would or could, as the case may be, not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Musicland (and its subsidiaries, taken as a whole) or Best Buy (and its subsidiaries, taken as a whole).

    Termination.  The Merger Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of Musicland):

  (i)
  by the mutual written consent of Musicland and Best Buy (approved by the Continuing Directors, if necessary);

  (ii)
  by either Musicland or Best Buy if the Offer shall not have been consummated by May 31, 2001 (the "Outside Date") (provided that the right to terminate is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been a significant cause of or resulted in the failure of the Offer to be consummated on or before such date);

  (iii)
  by either Musicland or Best Buy if a court of competent jurisdiction or other governmental entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

  (iv)
  by either Musicland or Best Buy if, as a result of the failure of any of the conditions to the Offer, the Offer shall have expired in accordance with its terms without the Purchaser having purchased any Shares (the right to terminate pursuant to this provision is not available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure of any such condition);

  (v)
  by Best Buy, if (a) the Musicland Board shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger in a manner adverse to Best Buy or the Purchaser; (b) the Musicland Board fails to reaffirm its recommendation of the Merger Agreement or the Merger within ten business days after Best Buy requests in writing that such recommendation be reaffirmed at any time following the public announcement of a Company Takeover Proposal that has not been withdrawn; (c) the Musicland Board shall have recommended to the stockholders of Musicland a "Company Acquisition Proposal" (as defined below); or (d) a tender offer or exchange offer for 15% or more of the outstanding shares of Musicland common stock is commenced (other than by Best Buy or any of its affiliates) and the Musicland Board shall not have sent to its stockholders pursuant to Rule 14e-2 within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Musicland recommends rejection of such tender or exchange offer;

  (vi)
  by Best Buy, if, prior to the consummation of the Offer, Musicland breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition to the Offer and which has not been cured within twenty (20) business days after the giving of written notice to Musicland of such breach (provided that Best Buy may not terminate pursuant to this provision if it is then in material breach of any representation, warranty or covenant contained in the Merger Agreement);

  (vii)
  by Musicland, if, prior to the consummation of the Offer, Best Buy or the Purchaser breach or fail to perform in any material respect any of the obligations to be performed by either of them under the Merger Agreement, or if the representations and warranties of Best Buy and the Purchaser contained in the Merger Agreement shall not be true and correct, except for such failures to be true and correct that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Best Buy or a material adverse effect on the ability of Best Buy and the Purchaser to consummate the transactions contemplated by the Merger Agreement;

  (viii)
  by Musicland prior to the acceptance of Shares for payment pursuant to the Offer if required in response to a Superior Proposal;

  (ix)
  by Musicland if the Offer has not been commenced by December 27, 2000 unless the failure to commence the Offer is related to a breach of the Merger Agreement by Musicland; or

  (x)
  by Musicland if any event occurs which would result in certain conditions to the Offer not being satisfied, and ten (10) business days have elapsed since such occurrence, unless Best Buy shall have waived its right to terminate the Merger Agreement and its right not to consummate the Offer for the failure of such condition resulting from such event.

    Effect of Termination.  In the event that the Merger Agreement is terminated, all obligations of the parties will terminate, except the obligations of the parties pursuant to certain provisions of the Merger Agreement related to survival, expenses, fees, assignment, and certain other miscellaneous provisions. No such termination shall relieve any party of any liability or damages resulting from any willful breach by that party of any of its representations, warranties or covenants set forth in the Merger Agreement.

    Expenses and Termination Fees.  The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses. Musicland has agreed to pay Best Buy a termination fee of $17,000,000 (the "Termination Fee") within two business days of termination of the Merger Agreement by Musicland if Musicland withdraws its support for the Merger (as set forth in Section (v)(a), (c) and (d) under Termination above) or accepts a Superior Proposal. The Termination Fee is also payable if (i) prior to termination of the Merger Agreement, any person makes a Company Takeover Proposal, (ii) the Offer remains open until the scheduled expiration date immediately following the date such Company Takeover Proposal is made, (iii) the Minimum Tender Condition is not satisfied at the expiration of the Offer, (iv) the Merger Agreement is terminated due to the failure of such conditions, and (v) within 12 months of such termination a "Company Acquisition Proposal" (meaning a Company Takeover Proposal for 50% or more of Musicland) is consummated or Musicland enters into an agreement to consummate a Company Acquisition Proposal and any Company Acquisition Proposal is thereafter consummated that includes the party to such agreement. In addition, the Termination Fee is payable if the Musicland Board fails to reaffirm its recommendation of the Merger Agreement or the Merger within ten (10) business days after Best Buy requests in writing that such recommendation be reaffirmed at any time following the public announcement of a Company Takeover Proposal that has not been withdrawn; and within 12 months of such termination either (A) the Company Acquisition Proposal is consummated or (B) Musicland enters into an agreement to consummate a Company Acquisition Proposal and any Company Acquisition Proposal is thereafter consummated that includes any party to such agreement.

    Amendments.  The boards of directors of the parties may amend the Merger Agreement at any time by execution of an instrument in writing signed on behalf of each of the parties. If the Merger Agreement has been approved by the stockholders of Musicland, such amendment shall not (i) alter or change the amount or kind of consideration to be received on conversion of Musicland common stock; (ii) alter or change any material term or the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or (iii) alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of Shares or require the further approval of the Merger Agreement by the stockholders of Musicland under applicable law.

    Extension; Waiver.  At any time prior to the Effective Time any party may (i) extend the time for performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or other documents delivered thereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained in the Merger Agreement. Any such extension or waiver must be in writing and signed by the parties.

Shareholder Support Agreements

    The following is a summary of certain provisions of the Shareholder Support Agreements, dated as of December 6, 2000 among Best Buy, the Purchaser and certain stockholders of Musicland (each, a "Shareholder Support Agreement" and collectively, the "Shareholder Support Agreements"). Best Buy and Purchaser have entered into such Shareholder Support Agreements with Jack W. Eugster, Keith A. Benson, Kenneth F. Gorman, William A. Hodder, Josiah O. Low, III, Terry T. Saario, Alfred and Annie Teo, M.A.A.A. Trust FBO Mark, Andrew, Alan and Alfred Teo, Jr., Tom F. Weyl and Michael W. Wright (each, a "Significant Stockholder" and collectively, the "Significant Stockholders"). The Significant Stockholders collectively hold approximately 34% of Musicland's currently outstanding Shares. This summary is qualified in its entirety by reference to the Shareholder Support Agreements, which have been filed as exhibits to the Schedule TO filed with the SEC by the Purchaser and Best Buy in connection with the Offer and are incorporated by reference. The Shareholder Support Agreements may be examined and copies may be obtained at the places set forth in Section 8 ("Certain Information Concerning Musicland") or downloaded for free at the SEC's Web site at www.sec.gov.

    Tender of Shares.  Each Significant Stockholder has agreed to tender all of his or her Shares (including any additional shares of Musicland he or she obtains after December 6, 2000) in the Offer, and not to withdraw such Shares from the Offer unless the Offer is terminated.

    Voting Agreement.  Until the Termination Date (as defined below) of the Shareholder Support Agreements, each Significant Stockholder has irrevocably and unconditionally agreed to vote or cause to be voted all Shares that such Significant Stockholder is entitled to vote at the time of any vote of stockholders, (i) in favor of the approval and adoption of the Merger Agreement and in favor of the transactions contemplated thereby, (ii) against any proposal or transaction which could prevent or delay the consummation of the transactions contemplated by the Merger Agreement, (iii) against any corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the Merger. Such obligations will apply equally to any action taken by written consent.

    Proxy.  Each Significant Stockholder has revoked any and all previous proxies granted with respect to Shares owned by such Significant Stockholder. Each Significant Stockholder has granted a limited irrevocable proxy appointing the Purchaser as such Significant Stockholder's attorney-in-fact and proxy to vote, express consent or dissent, or otherwise to utilize such voting power in with respect to the matters referred to in the preceding paragraph, as the Purchaser shall deem proper with respect to the Shares owned by such Significant Stockholder.

    Representations and Covenants.  Each Significant Stockholder has represented and warranted that he, she or it is the beneficial owner of the Shares covered by the Shareholder Support Agreement and that such Shares are the only Shares beneficially owned by such Significant Stockholder. Each Significant Stockholder has also agreed that he, she or it will not, without the prior written consent of the Purchaser, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares owned by such Significant Stockholder, (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares owned by such Significant Stockholder during the term of the Shareholder Support Agreement. Each Significant Stockholder has also agreed not to seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or assignment or understanding and to notify the Purchaser promptly and to provide all details requested by the

Purchaser if Significant Stockholder is approached or solicited, directly or indirectly, by any person regarding the foregoing.

    Termination Date.  Each Shareholder Support Agreement will terminate upon the earliest to occur of (i) tender and acceptance of the Shares held by such Significant Stockholder, (ii) the consummation of the Merger, (iii) the six-month anniversary of the date of the Shareholder Support Agreement and (iv) the termination of the Merger Agreement (the "Termination Date").

Top-Up Option Agreement

    The following is a summary of certain provisions of the Top-Up Option Agreement entered into between Musicland and the Purchaser, incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. Such summary is qualified in its entirety by reference to the Top-Up Option Agreement. The Top-Up Option Agreement may be examined and copies may be obtained at the places set forth in Section 8 ("Certain Information Concerning Musicland" or downloaded for free at the SEC's Web site at www.sec.gov.

    Under the Top-Up Option Agreement, Musicland granted to the Purchaser an irrevocable Top-Up Stock Option to purchase that number of Top-Up Option Shares equal to the number of Shares that, when added to the number of Shares owned by the Purchaser and Best Buy immediately following consummation of the Offer, will constitute ninety percent (90%) of the Shares then outstanding (assuming the issuance of the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Merger Consideration. However, the Top-Up Stock Option will not be exercisable if the number of Shares subject thereto exceeds the number of authorized Shares available for issuance.

    Subject to the terms and conditions of the Top-Up Option Agreement, the Top-Up Stock Option may be exercised by the Purchaser, at its election, in whole, but not in part, at any one time after the occurrence of a Top-Up Exercise Event (as defined below) and prior to the Top-Up Termination Date (as defined below). A "Top-Up Exercise Event" shall occur for purposes of the Top-Up Option Agreement upon the Purchaser's payment pursuant to the Offer of Shares constituting, together with Shares owned directly or indirectly by Best Buy, more than sixty-seven percent (67%) of but less than ninety percent (90%) of the Shares then outstanding on a fully-diluted basis (assuming the exercise of all outstanding options). The "Top-Up Termination Date" shall occur for purposes of the Top-Up Option Agreement upon the earliest to occur of: (i) the Effective Time; (ii) the date which is 20 business days after the occurrence of a Top-Up Exercise Event; and (iii) the termination of the Merger Agreement.

    Any provision of the Top-Up Option Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Top-Up Option Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

Confidentiality Agreement

    The following is a summary of certain provisions of the Mutual Nondisclosure, Nonsolicitation and Exclusivity Agreement by and between Best Buy and Musicland, dated August 31, 2000 (the "Confidentiality Agreement"). This summary is qualified in its entirety by reference to the Confidentiality Agreement, which is being filed as an exhibit to Schedule TO filed with SEC by the Purchaser and Best Buy in connection with the Offer, and is incorporated by reference. The Confidentiality Agreement may be examined and copies may be obtained at the places set forth in Section 8 ("Certain Information Concerning Musicland") or downloaded for free at the SEC's Web site at www.sec.gov.

    Nondisclosure.  Best Buy and Musicland have agreed that each party and its representatives will not use or disclose any confidential material furnished in connection with the evaluation of a transaction between Best Buy and Musicland for purposes other than the evaluation of such transaction. Notwithstanding the foregoing, such information can be disclosed (i) with the written consent of the party that provided the information, or (ii) to any representative of a party who needs to know such information for the sole purpose of evaluating a possible transaction between parties and who agrees to treat such information as confidential under the terms of the Confidentiality Agreement.

    Each party has agreed to advise its representatives that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of the Confidentiality Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

    Nonsolicitation.  Best Buy has agreed that for a period of fifteen months from the date of the Confidentiality Agreement, without the prior written consent of Musicland, neither its officers, any other employee of Best Buy authorized to recruit employees for Best Buy nor its directors will directly or indirectly solicit to employ any exempt (salaried) non-store employee of Musicland who is employed at the level of director or above. General recruitment advertising or communications shall not be considered a solicitation for purposes of the Confidentiality Agreement. Best Buy has also agreed, during the fifteen-month period set forth above, not to employ any such employee that Best Buy solicited for employment during the six-month period immediately preceding the execution of the Confidentiality Agreement.

    Exclusive Dealing.  Musicland has agreed that it will not, and will not permit any director, officer, authorized employee, agent or other representative of Musicland to, negotiate, solicit or encourage, or (subject to the fiduciary duties of Musicland's Board of Directors) respond to any inquiries (other than a response that merely defers a substantive response until after the expiration of the Exclusivity Period (as defined below)) or requests for non-public information relating to, any proposal for the combination of Musicland with any other party or sale or other disposition of Musicland or a substantial portion of its assets with or from any other party from the date of the Confidentiality Agreement through the earlier of (a) the date upon which Best Buy gives notice to Musicland that it does not wish to proceed with a transaction or (b) October 6, 2000 (the "Exclusivity Period"). Musicland has also agreed that, as of the date of the Confidentiality Agreement, it will immediately cease until the end of the Exclusivity Period any existing negotiations with any party other than Best Buy or its affiliates.

    Future Conduct of Best Buy.  Best Buy has agreed that until one year after the date the Exclusivity Period expires, and except with the express written consent of Musicland, neither it nor any of its directors or executive officers shall (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, more than 3% in the aggregate of any equity securities of Musicland or any of its subsidiaries, (ii) propose to enter into, directly or indirectly, any merger or business combination involving Musicland or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of Musicland or any of its subsidiaries, (iii) make, or in any way participate in, directly or indirectly, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Musicland or any of its subsidiaries, (iv) form, join or in any way participate in a group with respect to any voting securities of Musicland or any of its securities, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of

Musicland, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, or (vii) advise, assist or encourage any other person in connection with any of the foregoing.

Employment and Consulting Agreements

    The following is a summary of certain provisions of the Eugster Amended Employment Agreement, the Benson Amended Employment Agreement, the Consulting Agreement and the Post-Merger Employment Agreement (each as defined below, and collectively, the "Employment and Consulting Agreements") which have been filed with the SEC as exhibits to the Schedule TO (and are incorporated herein by reference.) Such summary is qualified in its entirety by reference to the Employment and Consulting Agreements which may be examined and copies may be obtained at the places set forth in Section 8 ("Certain Information Concerning Musicland") or downloaded for free at the SEC's website at www.sec.gov.

    Eugster Amended Employment Agreement.  Concurrent with the execution of the Merger Agreement, Jack W. Eugster, the Chairman, Chief Executive Officer and President of Musicland, entered into the First Amendment and Clarification to Employment Agreement with Musicland, Musicland Group, Inc., the operating subsidiary of Musicland, and Best Buy (the "Eugster Amended Employment Agreement"). The Eugster Amended Employment Agreement provides for the resignation of Mr. Eugster as an officer of Musicland at the Effective Time. The Eugster Amended Employment Agreement also provides for the payment by Musicland, in satisfaction of certain severance, retirement, deferred compensation and other payments and benefits Mr. Eugster would otherwise be entitled to receive if he remained as an executive of Musicland or as a result of the termination of his employment, of approximately $16.8 million in cash (subject to normal withholding) prior to December 30, 2000, consisting of (1) $2.2 million with respect to the base salary continuation payment following a change in control, (2) $3.0 million with respect to the annual incentive plan continuation payment following a change of control, (3) $1.6 million with respect to the performance cycle under the long-term incentive plan, (4) $0.5 million with respect to the deferred portion of 1998 and 1999 payments that were earned in such prior years, but have not yet been paid, under the annual incentive plan, including earnings per share growth amounts attributable to such deferred portions, and (5) $9.5 million with respect to supplemental retirement benefits payable under the supplemental employee retirement plan. All of Mr. Eugster's Musicland Options become fully vested when Best Buy consummates the Offer. The Eugster Amended Employment Agreement prohibits Mr. Eugster from using or disclosing any confidential materials obtained from Best Buy (except as permitted under the Consulting Agreement described below). It also restricts Mr. Eugster, for a period of four years from the Effective Time of the Merger, from (i) engaging in or acquiring any ownership in certain competitors of Best Buy, (ii) intentionally or knowingly soliciting or attempting to solicit any employee, agent, consultant or representative of, or vendor or supplier to, Best Buy or its affiliated entities to terminate his, her or its relationship with Best Buy, or (iii) soliciting or attempting to solicit or encourage any person who is, or, to the knowledge of Mr. Eugster, was in the last 12 months, an employee, agent, consultant or representative of Best Buy to become an employee, agent, representative or consultant of or to Mr. Eugster or any other individual or entity.

    Consulting Agreement.  Concurrent with the execution of the Merger Agreement, Jack W. Eugster entered into a Consulting Agreement (the "Consulting Agreement") with Best Buy pursuant to which Mr. Eugster will provide consulting services to Best Buy relating to areas within his areas of expertise, such as assisting Best Buy in developing marketing strategies and advising Best Buy on business integration issues as may be requested by Best Buy. The term of the Consulting Agreement commences at the Effective Time and expires four years thereafter. The Consulting Agreement provides that Best Buy will cause Mr. Eugster to be appointed as a member of Best Buy's Board of Directors and, in recognition of the special circumstances pursuant to which Mr. Eugster was appointed to the Best Buy Board, provides that Mr. Eugster will be granted a one-time director option to purchase 37,500 shares of Best Buy's common stock at an exercise price equal to the closing price of Best Buy's common stock on the date immediately preceding the Effective Time in addition to the normal Best Buy director grants of 5,000 options annually. The Consulting Agreement further provides that Mr. Eugster will receive an annual fee of $1,000,000. During the term of the Consulting Agreement, Best Buy has also agreed to donate up to $100,000 per year to charitable institutions designated by Mr. Eugster. Such contributions will be subject to Best Buy's charitable giving objectives and Mr. Eugster will not be entitled to any property or direct economic benefit in connection with such contributions.

    Benson Amended Employment Agreement.  Concurrent with the execution of the Merger Agreement, Keith A. Benson, the Vice Chairman and Chief Financial Officer of Musicland, entered into the First Amendment and Clarification to Employment Agreement with Musicland, Musicland Group, Inc., the operating subsidiary of Musicland, and Best Buy (the "Benson Amended Employment Agreement"). The Benson Amended Employment Agreement provides for the resignation of Mr. Benson as an officer of Musicland at the Effective Time. The Benson Amended Employment Agreement also provides for the payment by Musicland, in satisfaction of certain severance, retirement, deferred compensation and other payments and benefits Mr. Benson would otherwise be entitled to receive if he remained as an executive of Musicland or as a result of the termination of his employment, of approximately $4.3 million in cash (subject to normal withholding) prior to December 30, 2000, consisting of (1) $0.8 million with respect to the base salary continuation payment following a change in control, (2) $0.3 million with respect to the annual incentive plan continuation payment following a change of control, (3) $0.2 million with respect to the performance cycle under the long-term incentive plan, (4) $0.2 million with respect to the deferred portion of 1998 and 1999 payments that were earned in such prior years, but have not yet been paid, under the annual incentive plan, including earnings per share growth amounts attributable to such deferred portions, and (5) $2.8 million with respect to supplemental retirement benefits payable under the supplemental employee retirement plan. All of Mr. Benson's Musicland Options become fully vested when Best Buy consummates the Offer. The Benson Amended Employment Agreement prohibits Mr. Benson from using or disclosing any confidential materials obtained from Best Buy (except as permitted under the Post-Merger Employment Agreement described below). It is also restricts Mr. Benson, for a period of two years from the Effective Time of the Merger, from (i) engaging in or acquiring any ownership in certain competitors of Best Buy, (ii) intentionally or knowingly soliciting or attempting to solicit any employee, agent, consultant or representative of, or vendor or supplier to, Best Buy or its affiliated entities to terminate his or her relationship with Best Buy, or (iii) soliciting or attempting to solicit any person who is, or, to the knowledge of Mr. Benson, was in the last 12 months, an employee, agent, consultant or representative of Best Buy to become an employee, agent, representative or consultant of or to Mr. Benson or any other individual or entity.

    Post-Merger Employment Agreement.  Concurrent with the execution of the Merger Agreement, Best Buy, Musicland and Musicland Group, Inc., the operating subsidiary of Musicland, entered into a one-year Post Merger Employment Agreement (the "Post-Merger Employment Agreement") with Keith A. Benson for employment as the Chief Operating Officer of Musicland. The Post-Merger Employment Agreement provides for a salary of $800,000 during the one-year term of the Post-Merger Employment Agreement. The Post-Merger Employment Agreement also requires Best Buy to grant to Mr. Benson an option to purchase 22,500 shares of Best Buy's common stock at an exercise price equal to the closing price of Best Buy's common stock on the date immediately preceding the Effective Time. Additionally, Mr. Benson is entitled to a monthly car allowance of $2,050. If Mr. Benson is terminated without cause or terminates his employment for good reasons he is entitled to severance payments equal to his salary for the remaining term of the Employment Agreement.

Section 13. Dividends and Distributions.

    As described above, the Merger Agreement provides that, from the date of the Merger Agreement until the Effective Time (unless Best Buy agrees otherwise in writing), Musicland shall not do or cause or permit, or allow, cause or permit any of its subsidiaries to do, cause or permit, any of the following: (i) cause or permit any amendments to its Certificate of Incorporation or Bylaws; (ii) declare or pay any dividends or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock; or (iii) issue, deliver or sell or purchase any shares of its capital stock or its securities convertible into such capital stock, or any subscriptions, warrants or other rights to acquire such capital stock or securities convertible into such capital stock, other than an issuance of Musicland's common stock pursuant to the exercise of such rights outstanding as of the date of the Merger Agreement.

    Pursuant to the terms of the Merger Agreement, Musicland is prohibited from taking any of the actions described in the preceding paragraphs, and nothing therein shall constitute a waiver by the Purchaser or Best Buy of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Best Buy for any breach of the Merger Agreement, including termination thereof.

Section 14. Certain Conditions of the Offer.

    Notwithstanding any other provision of the Offer or the Merger Agreement, and in addition to (and not in limitation of) the Purchaser's right to amend the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including, without limitation, Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or to return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restrictions referred to above, payment for, any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and not accept for payment any Shares if:

    (i)  the Minimum Tender Condition shall not have been satisfied or waived pursuant to the Merger Agreement prior to the Expiration Date,

    (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated,

    (iii) at any time on or after the date of the Merger Agreement and before the acceptance of the Shares for payment or payment therefor, any of the following conditions exist:

    (a) There shall be pending any suit, action or proceeding that has a reasonable likelihood of success brought by any governmental authority against Best Buy, Musicland or any of their respective subsidiaries

    (1) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, any Shares by the Purchaser pursuant to the Offer or the consummation of the Merger, or seeking to obtain damages in connection with any such transactions that would result in a Material Adverse Effect on Musicland;

    (2) seeking to prohibit or limit the ownership or operation by Musicland, Best Buy or any of their respective subsidiaries of all or any material portion of the business or assets of Musicland and its subsidiaries, or Best Buy or any of its subsidiaries, or to compel Musicland, Best Buy or any of their respective subsidiaries to dispose of or hold separate all or any material portion of their respective businesses, as a result of the Offer or the Merger;

    (3) seeking to impose limitations on the ability of Best Buy, the Purchaser or any other affiliate of Best Buy to acquire or hold, or exercise effectively full rights of ownership of, any Shares acquired by the Purchaser in the Offer or the Merger, including the right to vote any Shares on matters properly presented to the stockholders of Musicland, including the approval and adoption of the Merger Agreement, the plan of merger included in the Certificate of Merger, the Merger and the other transactions contemplated thereby; or

    (4) seeking to prohibit Best Buy or any of its subsidiaries from effectively controlling in any respect the business or operations of Musicland and its subsidiaries.

    (b) There shall have been promulgated, enacted, entered, enforced, or deemed applicable to the Offer or the Merger, by any governmental authority, any law (other than the HSR Act), or there shall have been issued any injunction, order or decree by any governmental authority, which (1) restrains or prohibits the making of the Offer or the consummation of the Merger; (2) prohibits or limits ownership or operation by Musicland, Best Buy or the Purchaser of all or any material portion of the business or assets of Musicland or any of its subsidiaries, or compels Musicland, Best Buy or any of their respective subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Musicland or any of its subsidiaries, in each case as a result of the consummation of the Offer, or the Merger; (3) imposes limitations on the ability of Best Buy or the Purchaser to exercise effectively full rights of ownership of any Shares acquired by the Purchaser in the Offer or the Merger, including the right to vote any such Shares on all matters properly presented to the stockholders of Musicland, including the approval and adoption of the Merger Agreement, the plan of merger included in the Certificate of Merger, the Merger and the other transactions contemplated thereby; or (4) requires divestiture by Best Buy or the Purchaser of any Shares acquired by the Purchaser in the Offer or the Merger;

    (c) Any representation or warranty of Musicland in the Merger Agreement (which shall be read as though none of them contained any Material Adverse Effect or materiality qualifications) shall not be true and correct in all respects in each case as of the date of the scheduled Expiration Date of the Offer, as such date may be extended in accordance with the Merger Agreement (other than representations and warranties made as of a specified date) and the failure to be true and correct, when taken together with all other such failures of the representations and warranties of Musicland in the Merger Agreement (other than representations and warranties made as of a specified date) to be true and correct in all respects, in the aggregate, has had or would have a Material Adverse Effect on Musicland;

    (d) Musicland shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Musicland to be performed or complied with by it under the Merger Agreement;

    (e) The Musicland Board of Directors shall have modified or amended its recommendation of the Offer or the Merger in any manner adverse to Best Buy or the Purchaser, recommended acceptance of any Company Acquisition Proposal, or resolved to do any of the foregoing;

    (f)  There shall have occurred and continued to exist any general suspension of, or limitation on, trading in securities on any national securities exchange or in the over-the-counter market in the United States (other than any suspension or limitation on trading in any particular security as a result of a computerized trading limit or any intraday suspension due to "circuit breakers");

    (g) The U.S. Federal Reserve Board or any other federal governmental authority shall have declared a general banking moratorium or general suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by banks or other lending institutions in the United States;

    (h) Except as disclosed in Musicland SEC documents or the disclosure letter to the Merger Agreement, there shall have occurred any change, event or development which, either individually or in the aggregate, would or is reasonably likely to have a Material Adverse Effect on Musicland; or

    (i)  The Merger Agreement shall have been terminated in accordance with its terms.

    The foregoing conditions are for the sole benefit of the Purchaser and Best Buy and may be asserted by the Purchaser or Best Buy or may be waived by the Purchaser or Best Buy in whole or in part at any time and from time to time in their sole discretion; provided that the Minimum Tender Condition may not be waived or amended without the prior written consent of Musicland. The failure by Best Buy or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    Should the Offer be terminated pursuant to the foregoing, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

    A public announcement will be made of a material change in, or waiver of, such conditions to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

Section 15. Certain Legal Matters and Regulatory Approvals.

    General.  The Purchaser is not aware of any material pending legal proceeding relating to the Offer. Except as otherwise set forth in this Offer to Purchase, based upon an examination of publicly available information filed by Musicland with the SEC, neither the Purchaser nor Best Buy is aware of (i) any license or other regulatory permit that appears to be material to the business of Musicland and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of Musicland's subsidiaries) pursuant to the Offer or the Merger, or (ii) any filings, approvals or other actions by or with any domestic (Federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of Musicland's subsidiaries) by the Purchaser as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. However, except as otherwise set forth in this Offer to Purchase, the Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the Purchaser's right to delay or decline to purchase Shares if any of the conditions in Section 14 shall not have been satisfied). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of Musicland, Best Buy or the Purchaser or that certain parts of the businesses of Musicland, Best Buy or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or, in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions discussed in Section 14, including conditions relating to the legal matters discussed in this Section 15.

    State Takeover Statutes—Delaware.  Musicland is incorporated under the laws of the State of Delaware and is subject to the provisions of Section 203 of DGCL regulating certain business combinations. Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock in the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." Prior to the execution of the Merger Agreement, Musicland's Board of Directors unanimously approved the Offer, the Merger, and the purchase of Shares contemplated by the Offer and the Top-Up Option Agreement. Accordingly, the Purchaser and Best Buy believe that Section 203 of the DGCL is inapplicable to the Offer and the Merger.

    State Takeover Statutes—Other. A number of other states have also adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. Musicland, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws, including Minnesota where the principal executive officers of both companies are located. Best Buy has made a filing under Chapter 80B of the Minnesota Statutes governing takeovers. Except as described herein, the Purchaser does not know whether any of these state laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. To the extent that certain provisions of these state takeover statutes purport to apply to the Offer, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders; provided that such laws were applicable only under certain conditions. Subsequently, a number of federal courts have ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    Should any person seek to apply any state takeover law, the Purchaser will take reasonable efforts to resist such application, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered. See Section 14.

    Appraisal Rights.  Appraisal rights are not available in connection with the Offer. However, appraisal rights may be available in connection with the Merger. If the Merger is consummated, stockholders who have not tendered their Shares may have the right under DGCL to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect appraisal rights by complying with the procedures set forth in Section 262 of the DGCL will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger. In addition, dissenting stockholders may be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares.

    Musicland does not intend to object, assuming proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Best Buy intends, however, to cause Musicland, as the Surviving Corporation, to argue in an appraisal proceeding that, for purposes of the proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, stockholders should be aware that the opinions of investment banking firms (including the opinion of Musicland's financial advisor) as to the fairness from a financial point of view of the consideration to be received in a transaction are not necessarily opinions as to "fair value" under the DGCL.

    This summary of the rights of dissenting stockholders under DGCL is not a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under DGCL. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of DGCL. See Section 262 of the DGCL which is attached as Schedule II to this Offer to Purchase.

    "Going Private" Transactions.  The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes, however, that Rule 13e-3 is not applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning Musicland and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

    Stockholder Approval.  The approval of Musicland's Board of Directors and the affirmative vote of the holders of at least sixty-seven percent (67%) of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby. Musicland has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by Musicland and the consummation by Musicland of the transactions contemplated therein have been duly authorized by all necessary corporate action on the part of Musicland, subject to the approval and adoption of the Merger by the stockholders of Musicland in accordance with Musicland's Certificate of Incorporation. In addition, Musicland has represented that the affirmative vote of the holders of at least sixty-seven percent (67%) of the outstanding Shares is the only vote of the holders of any of Musicland's capital stock necessary in connection with the consummation of the Merger. Therefore, unless the Merger is consummated in accordance with the short-form merger provisions under DGCL described below, the only remaining corporate action of Musicland will be the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of at least sixty-seven percent (67%) of the Shares. The Merger Agreement provides that Best Buy will vote all Shares beneficially owned by it in favor of the adoption of the Merger Agreement at Musicland's stockholders' meeting. In the event that the Purchaser acquires that percentage of outstanding Shares at least equal to the Minimum Tender

Condition, it would have the ability to ensure approval of the Merger without the vote of any other stockholder.

    Short-Form Merger.  Section 253 of DGCL provides, among other things, that, if the parent corporation owns at least ninety percent (90%) of the outstanding shares of each voting class of a subsidiary corporation, the merger of the subsidiary corporation and the parent corporation may be effected by a resolution adopted and approved by the board of directors of the parent corporation and the appropriate filings with the Delaware Secretary of State, without any action or vote on the part of the stockholders of the subsidiary corporation. Under DGCL, if the Purchaser acquires at least ninety percent (90%) of Musicland's outstanding Shares, the Purchaser will be able to effect the Merger without a vote of the other stockholders of Musicland. In such event, Best Buy, the Purchaser and Musicland have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of Musicland's stockholders. In the event that less than ninety percent (90%) of the Shares then outstanding are tendered pursuant to the Offer, the Purchaser may provide a Subsequent Offering Period so that the Merger may be consummated as described in this paragraph. If the Purchaser does not acquire at least ninety percent (90%) of the then outstanding Shares pursuant to the Offer or otherwise, and a vote of Musicland's stockholders is required under DGCL, a longer period of time will be required to effect the Merger.

    Antitrust.  Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser pursuant to the Offer is subject to the HSR Act requirements.

    Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Pre-merger Notification and Report Form under the HSR Act by Best Buy, which Best Buy submitted on December 19, 2000. The waiting period under the HSR Act would expire at 11:59 p.m., New York City time, 15 days after the filing date, unless Best Buy received a request from the Antitrust Division or the FTC for additional information or documentary material prior thereto. If such a request were made, the waiting period applicable to the Offer will expire on the tenth calendar day after the date of substantial compliance by Best Buy with such request. Thereafter, the waiting period may be extended by court order or by consent of Best Buy. Although Musicland is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither Musicland's failure to make such filings nor a request to Musicland from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

    Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See Section 14. Subject to Section 4, any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If the Purchaser's acquisition of Shares is delayed due to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer will be extended in certain circumstances. See Section 1.

    No separate HSR Act requirements with respect to the Merger or the Merger Agreement will apply if the 15-day waiting period relating to the Offer (as described above) has expired or been terminated. However, if the Offer is withdrawn or if the filing relating to the Offer is withdrawn prior to the expiration or termination of the 15-day waiting period relating to the Offer, the Merger may not be consummated until 30 calendar days after receipt by the Antitrust Division and the FTC of the Pre-merger Notification and Report Forms of both Best Buy and Musicland, unless the 30-day period is earlier terminated by the Antitrust Division and the FTC. Within such 30-day period, the Antitrust Division or the FTC may request additional information or documentary materials from Best Buy and/or Musicland, in which event, the acquisition of Shares pursuant to the Merger may not be consummated until twenty (20) days after both Best Buy and Musicland substantially comply with such requests. Thereafter, the waiting periods may be extended only by court order or by consent.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase by the Purchaser of Shares pursuant to the Offer, either the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of Best Buy, Musicland or any of their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Although the Purchaser believes that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the outcome will be.

Section 16. Fees and Expenses.

    Goldman, Sachs & Co. is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Best Buy in connection therewith. Best Buy has agreed to pay Goldman Sachs reasonable and customary compensation for its services as financial advisor in connection with the Offer and has agreed to pay Goldman Sachs any soliciting dealer fees in connection with its services as Dealer Manager. Best Buy has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, in connection with the Offer, and has agreed to indemnify Goldman Sachs against certain liabilities and expenses in connection with the Offer, including liabilities under the Federal securities laws. At any time, Goldman Sachs and its affiliates may actively trade the Shares for their own account or for the account of customers and, accordingly, may at any time hold positions in the Shares.

    Mr. Richard Zona also provided advisory services to Best Buy in the course of the negotiations between Best Buy and Musicland. Best Buy has agreed to pay Mr. Zona reasonable and customary compensation for his services in connection with the negotiations.

    The Purchaser and Best Buy have retained Beacon Hill Partners, Inc. to be the Information Agent and Wells Fargo Bank Minnesota, N.A. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

    The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

    Neither Best Buy nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary, to the Information Agent and, in the event that the laws one or more jurisdictions require the Offer to be made by a licensed broker or dealer, to a broker or dealer licensed in such jurisdiction) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

Section 17. Miscellaneous.

    The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Best Buy not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    The Purchaser and Best Buy have filed with the SEC a Schedule TO (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC (except that they will not be available at the regional offices of the SEC) in the manner set forth in Section 8 of this Offer to Purchase.

EN Acquisition Corp.

December 21, 2000

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS

1.  Directors and Executive Officers of Best Buy Co., Inc.

    The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of the directors and executive officers of Best Buy Co., Inc. The business address of each director and executive officer is 7075 Flying Cloud Drive, Eden Prairie, MN 55344, unless otherwise set forth below. Unless otherwise indicated, each occupation or employment set forth opposite an individual's name refers to occupation or employment with Best Buy Co., Inc.

Present Principal Occupation or Employment and Material Positions Held During the past Five Years
Name and Business Address		Citizenship

Richard M. Schulze	Mr. Schulze is the founder of Best Buy. Mr. Schulze has been Chief Executive Officer and a Director of Best Buy since 1966. He is also the Chairman of the Board of Directors of Best Buy.	United States

Bradbury H. Anderson	Mr. Anderson has been President and Chief Operating Officer of Best Buy since April 1991. He has also been a Director of Best Buy since August 1986. Mr. Anderson has been employed in various capacities with Best Buy since 1973, including retail salesperson, store manager and sales manager.	United States

Allen U. Lenzmeier	Mr. Lenzmeier has been Executive Vice President and Chief Financial Officer of Best Buy since August 1984. He is also a Director of uBid, Inc., 8550 W. Bryn Mawr Road, Suite 200, Chicago, IL 60631, an online auction company.	United States

Elliot S. Kaplan	Mr. Kaplan been a Director and Secretary of Best Buy since January 1971. He has been an attorney with the law firm Robins, Kaplan, Miller & Ciresi L.L.P., 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, MN, 55402, which serves as outside general counsel to Best Buy, since 1961. He has also been a Director of infoUSA, Inc., 5711 South 86th Circle, Omaha, NE 68127, a database provider, since 1988.	United States

Frank D. Trestman	Mr. Trestman has been a Director since December 1984. He has been the President of Trestman Enterprises, 5500 Wayzata Boulevard, Suite 1045, Golden Valley, MN 55416, an investment and business development firm, since November 1986. He has been a Director of Insignia Systems, Inc., 5025 Chesire Lane North, Plymouth, MN 55446, a software company, since August 1990. He has been a Director of Metris Companies, Inc., 10900 Wayzata Blvd., Minnetonka, MN 55305, an information-based direct marketer of consumer credit products, since January 1996.	United States

Kathy Higgins Victor	Ms. Victor has been a Director since November 1999. She was the founder and has been the President of Centera Corporation, P.O. Box 19120, Minneapolis, MN, 55419, an executive coaching company, since January 1995.	United States

James C. Wetherbe	Mr. Wetherbe has been a Director of Best Buy since July 1993. He has been a professor of management information systems at the University of Minnesota since 1980. He was also the Federal Express Professor and Director of the FedEx Center for Cycle Time Research at the University of Memphis from August 1993 until May 2000. In May 2000 he became the Robert Stevenson Professor of Information Technology of Texas Tech University. He is also a consultant, lecturer and author in the fields of information technology and management and information systems.	United States

Robert T. Blanchard	Mr. Blanchard has been a Director of Best Buy since September 1999. He has been the President of Strategic & Marketing Services, P.O. Box 43355, Cincinnati, OH 45243-0355, a consulting company, since November 1999. He was President of Global Skin Care and Cosmetics of Procter & Gamble Company, 1 Procter & Gamble Plaza, Cincinnati OH 45202, a consumer products company, from June 1967 to November 1999. Mr. Blanchard is a Director of Bandag, Inc., 2905 N. Highway 61, Muscatine, IA 52761-5886, a tire retread company, and Signet Group PLC, Finsbury Tower, 103-105 Bunhill Row, London UK, a jewelry retailer.	United States

Hatim A. Tyabji	Mr. Tyabji has been a Director of Best Buy since April 1998. Mr. Tyabji has served as Chairman and Chief Executive Officer of Saraide, Inc. since September 1998. Saraide is a provider of Internet and wireless data services and was acquired by InfoSpace, Inc., 601 108th Avenue N.E., Suite 1200, Bellevue, WA, 98004, in March 2000. Mr. Tyabji served as President and Chief Executive Officer (and as Chairman from 1992 until 1998) of VeriFone, Inc., Three Lagoon Drive, Suite 400, Redwood City, CA, 94065, a global provider of transaction automation systems and Internet commerce solutions. VeriFone was acquired by Hewlett Packard Company in June 1997. Mr. Tyabji has been a Director of Deluxe corporation, 3680 Victoria Street North, Shoreview, MN, 55126-2966, a provider of integrated risk management, electronic transaction services and paper payments to the financial service and retail industries, since November 1997. Mr. Tyabji has been a Director of PubliCARD, Inc., One Post Road, Fairfield, CT, 06430, a company specializing in the design, manufacture and marketing of smartcard-related products, since March 1999. Mr. Tyabji has been a Director of Ariba, Inc., 1565 Charleston Road, Mountain View, CA, 94043, a provider of Internet-based business-to-business electronic commerce solutions, since January 1998. Mr. Tyabji has been a Director of Smartdisk Corporation, 3506 Mercantile Avenue, Naples, FL, 34104, a company that designs and distributes digital data-sharing products, since August 1999. Mr. Tyabji has been a Director of BA Merchant Services, Inc., One South Van Ness Avenue, San Francisco, CA, 94103, a company specializing in payment processing products and services, since May 1998. BA Merchant Services became an indirect, wholly-owned subsidiary of BankAmerica Corporation as the result of an April 1999 merger. Mr. Tyabji has been a Director of eFunds Corporation, 400 West Deluxe Parkway, P.O. Box 12536, Milwaukee, WI, 53212, a provider of transaction processing and risk management services, since June 2000. Mr. Tyabji has been a Director of Impresse Corporation, 1309 South Mary Avenue, Sunnyvale, CA, 94087, a provider of business-to-business e-commerce solutions, since November 1999.	United States

Mark C. Thompson	Mr. Thompson has been a Director of Best Buy since March 2000. He has been the Senior Vice President of the Charles Schwab Corporation, 101 Montgomery Street, San Francisco, California 94104, an investment firm, as well as an Executive Producer for Schwab.com, since 1998. He has been a Director of Interwoven, Inc., a Sunnyvale California Internet software company, since July 1999. He has been a Director of Korn Ferry, a Los Angeles California-based executive recruiting firm, since August 2000.	United States

Wade R. Fenn	Mr. Fenn has been Executive Vice President — Marketing of Best Buy since August 1995.	United States

Gary L. Arnold	Mr. Arnold has been Senior Vice President — Merchandising of Best Buy since May 1998. Mr. Arnold joined Best Buy in July 1994 as Merchandise Manager of Music and was promoted to Vice President in April 1996.	United States

Brian J. Dunn	Mr. Dunn has been Senior Vice President — Retail Stores of Best Buy since October 2000. He served as Vice President — Retail Sales of Best Buy from July 1998 to October 2000 and as Regional Manager from October 1996 to July 1998.	United States

Nancy C. Bologna	Ms. Bologna has been Senior Vice President — Human Resources of Best Buy since May 1999. Ms. Bologna joined Best Buy in February 1999 as Vice President — Organizational Effectiveness. Ms. Bologna was an executive development consultant with KRW International, 501 Marquette Avenue, Suite 1200, Minneapolis, MN 55416, an executive development firm, from October 1997 until December 1998 and was a clinical psychologist and administrator for Park Nicollet Clinic, 5000 Park Nicollet Blvd., St. Louis Park, MN 55416, a clinical psychology provider, from February 1988 until October 1997.	United States

Donald G. Eames	Mr. Eames has been Senior Vice President — Retail of Best Buy since October 2000. Mr. Eames was a Vice President of Best Buy from April 1998 to October 2000; a Regional Manager of Best Buy from February 1996 to April 1998; and a District Manager of Best Buy from 1993 to 1996.	United States

Julie M. Engel	Ms. Engel has been Senior Vice President — Advertising of Best Buy since April 1995.	United States

Darren R. Jackson	Mr. Jackson has been Senior Vice President of Finance and Treasurer of Best Buy since September 2000. Mr. Jackson was Vice President and Chief Financial Officer of Nordstrom Full-Line Business Unit from May 1999 to September 2000, and was Vice President, Strategic Planning at Nordstrom, Inc., 1617 Sixth Avenue, Seattle, WA 98101, a retail company, from February 1998 to May 1999. He was Senior Vice President and Chief Financial Officer of Carson Pirie Scott, a Milwaukee Wisconsin retail department store, from February 1995 to February 1998.	United States

Kevin P. Freeland	Mr. Freeland has been Senior Vice President — Inventory Management of Best Buy since April 1997. Mr. Freeland joined Best Buy in October 1995 as Vice President — Inventory Management.	United States

Marc D. Gordon	Mr. Gordon has been Senior Vice President — Information Systems and Chief Information Officer of Best Buy since April 1998. Mr. Gordon was the CIO for West Marine, P.O. Box 50070, Watsonville, CA 95077, a specialty retailer/wholesaler of marine products, from 1995 to April 1998.	United States

Susan S. Hoff	Ms. Hoff has been Senior Vice President — Corporate and Public Affairs of Best Buy since April 2000. Ms. Hoff held the position of Vice President — Corporate Communications of Best Buy from April 1996 to April 2000.	United States

Wayne R. Inouye	Mr. Inouye has been Senior Vice President — Merchandising — Computers of Best Buy since September 1995.	United States

Joseph M. Joyce	Mr. Joyce has been Senior Vice President — General Counsel of Best Buy since April 2000. Mr. Joyce served as Vice President and General Counsel of Best Buy from July 1997 to April 2000. Mr. Joyce joined Best Buy in September 1991 as Vice President — Human Resources and General Counsel.	United States

Michael P. Keskey	Mr. Keskey has been Senior Vice President — Sales of Best Buy since April 1997. Mr. Keskey served as Vice President — Sales of Best Buy from 1996 to April 1997. Mr. Keskey served as Regional Manager of Best Buy from prior to 1996.	United States

Michael A. Linton	Mr. Linton has been Senior Vice President — Strategic Marketing of Best Buy since January 1999. Mr. Linton served as Vice President of Marketing at Remington Products Company L.L.C., 60 Main Street, Bridgeport, CT 06604, a manufacturing company, from March 1997 until January 1999, and as Vice President — Marketing at James River Corp, a Norwalk Connecticut manufacturing company, from January 1993 to February 1997.	United States

Michael London	Mr. London has been Senior Vice President — G.M. Merchandise of Best Buy since May 1998. Mr. London served as Vice President — General Merchandise of Best Buy from July 1996 to May 1998. Mr. London served as Senior Vice President of Retail and Commercial Sales for Nordic Track, 104 Peavey Road, Chaska, MN, a direct retailer of exercise equipment, from September 1995 to July 1996.	United States

George Z. Lopuch	Mr. Lopuch has been Senior Vice President — Corporate Strategic Planning of Best Buy since March 1998. Mr. Lopuch served as Senior Vice President of Corporate Strategic Planning and Research at SuperValu, Inc., P.O. Box 990, Minneapolis, MN 55440, a grocery wholesaler and retailer, from April 1979 until March 1998.	United States

Michael W. Marolt	Mr. Marolt has been Senior Vice President — Loss Prevention since April 2000. Mr. Marolt served as Vice President of Loss Prevention from September 1991 until April 2000.	United States

David J. Morrish	Mr. Morrish has been Senior Vice President — Merchandising — Computers of Best Buy since November 1999. Mr. Morrish served as Vice President — Process Development of Best Buy from April 1998 until October 1999. Mr. Morrish was Vice President —Marketing with Sears Canada, Inc., 40 Jarvis St., Toronto, Ontario, Canada, a department store company, from April 1993 until April 1998.	United States

Mark Overgard	Mr. Overgard has been Senior Vice President — Retail Stores of Best Buy since October 2000. Mr. Overgard served as Regional Vice President of Best Buy from October 1999 to October 2000, and as Regional Manager of Best Buy from 1995 until October 1999.	United States

Joseph T. Pelano, Jr.	Mr. Pelano has been Senior Vice President — Operations of Best Buy since April 1997. Mr. Pelano served as Vice President — Retail Store Operations of Best Buy from June 1996 to March 1997 and as Regional Operations Manager of Best Buy from February 1989 to May 1996.	United States

Lowell W. Peters	Mr. Peters has been Senior Vice President — Services of Best Buy since September 1997. Mr. Peters was the Vice President of Parts, Technical Support at Sears, Roebuck and Co., 3333 Beverly Road, Hoffman Estates, IL 60179, a national consumer goods retailer, from October 1962 until September 1997.	United States

Charles A. Scheiderer	Mr. Scheiderer has been Senior Vice President — Logistics of Best Buy since April 1998. Mr. Scheiderer served as Vice President — Logistics of Best Buy from July 1997 to April 1998, and served as General Manager of Distribution of Best Buy from July 1994 until July 1997.	United States

Philip J. Schoonover	Mr. Schoonover has been Senior Vice President — Merchandising of Best Buy since March 1996. Mr. Schoonover served as Senior Vice President — CE of Best Buy from May 1996 until March 1999, and served as Vice President from 1995 until May 1996.	United States

John C. Walden	Mr. Walden has been Senior Vice President — E-Commerce and President of BestBuy.com, Inc. since May, 1999. Mr. Walden served as Chief Operating Officer of Peapod, Inc., 9933 Woods Drive, Skokie, IL, an Internet grocery retailer, from 1997 to May 1999, and served as Executive Vice President of Peapod from 1995 to 1997.	United States

2.  Directors and Executive Officers of EN Acquisition Corp.

    The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of the directors and executive officers of EN Acquisition Corp. The business address of each director and executive officer is 7075 Flying Cloud Drive, Eden Prairie, MN 55344 unless otherwise set forth below.

Present Principal Occupation or Employment and Material Positions Held During the past Five Years
Name and Business Address		Citizenship

Richard M. Schulze	Mr. Schulze has been the Chief Executive Officer of EN Acquisition Corp. since November 2000. Mr. Schulze is the founder of Best Buy. Mr. Schulze has been Chief Executive Officer and a Director of Best Buy since 1966. He is also the Chairman of the Board of Directors of Best Buy.	United States

Bradbury H. Anderson	Mr. Anderson has been the President and Chief Operating Officer of EN Acquisition Corp. since November 2000. Mr. Anderson has been President and Chief Operating Officer of Best Buy since April 1991. He has also been a Director of Best Buy since August 1986. Mr. Anderson has been employed in various capacities with Best Buy since 1973, including retail salesperson, store manager and sales manager.	United States

Allen U. Lenzmeier	Mr. Lenzmeier has been Executive Vice President and Chief Financial Officer and the sole Director of EN Acquisition Corp. since November 2000. Mr. Lenzmeier has been Executive Vice President and Chief Financial Officer of Best Buy since August 1984. He is also a Director of uBid, Inc., 8550 W. Bryn Mawr Road, Suite 200, Chicago, IL 60631, an online auction company.	United States

Darren R. Jackson	Mr. Jackson has been Senior Vice President of Finance and Treasurer of EN Acquisition Corp. since November 2000. Mr. Jackson has been Senior Vice President of Finance and Treasurer of Best Buy since November 2000. Mr. Jackson was Vice President and Chief Financial Officer of Nordstrom Full-Line Business Unit from May 1999 to September 2000, and was Vice President, Strategic Planning at Nordstrom, Inc., 1617 Sixth Avenue, Seattle, WA 98101, a retail company, from February 1998 to May 1999. He was Senior Vice President and Chief Financial Officer of Carson Pirie Scott, a Milwaukee Wisconsin retail department store, from February 1995 to February 1998.	United States

Joseph M. Joyce	Mr. Joyce has been the Senior Vice President and Secretary of EN Acquisition Corp. since November 2000. Mr. Joyce has been Senior Vice President — General Counsel of Best Buy since April 2000. Mr. Joyce served as Vice President — General Counsel of Best Buy from July 1997 to April 2000. Mr. Joyce joined Best Buy in September 1991 as Vice President — Human Resources and General Counsel.	United States

SCHEDULE II

SECTION 262 OF THE
DELAWARE GENERAL CORPORATION LAW

    Set forth below is Section 262 of the General Corporation Law of the State of Delaware regarding appraisal rights, which rights will only be available in connection with the Merger.

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, §258, § 263 or § 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

    a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

    b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

    c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

    d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer Is:
Wells Fargo Bank Minnesota, N.A.

By Mail:	By Hand:	By Overnight Courier, Certified or Express Mail:
Wells Fargo Bank Minnesota, N.A. Shareowner Services Reorganization Department P.O. Box 64858 St. Paul, MN 55164-0858	Wells Fargo Bank Minnesota, N.A. Shareowner Services Reorganization Department 161 North Concord Exchange South St. Paul, MN 55075	Wells Fargo Bank Minnesota, N.A. Shareowner Services Reorganization Department 161 North Concord Exchange South St. Paul, MN 55075

By Facsimile Transmission: Wells Fargo Bank Minnesota, N.A. Shareowner Services Reorganization Department (800) 468-9716 (confirm by phone) (651) 450-4163 (fax)		By Hand in New York: c/o Depository Trust Company 55 Water Street New York, NY 10041

    Any questions and requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and related materials may be directed to the Information Agent or the Dealer Manager at its address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:
Beacon Hill Partners, Inc.
90 Broad Street
New York, NY 10004

(800) 755-5001 (call toll free)

Banks and Brokerage Firms, Please Call:
(212) 843-8500

e-mail address: info@bhpweb.com

The Dealer Manager for the Offer is:
Goldman, Sachs & Co.
85 Broad Street
New York, NY 10004

(212) 902-1000 (call collect)
(800) 323-5678 (call toll free)

QuickLinks

TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS
SCHEDULE II SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW